Exhibit (b)(3)

CREDIT AGREEMENT

dated as of

February 4, 2011

Among

VIGOR INDUSTRIAL LLC

MILES MARINE, INC.

NAUTICAL MILES, INC.

THE OTHER BORROWERS PARTY THERETO,

as Borrowers,

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as LC Issuer, Swing Line Lender, as Administrative Agent,

as Co-Lead Arranger and Co-Bookrunner,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Administrative Agent,

GE CAPITAL MARKETS, INC.,

as Co-Lead Arranger and Bookrunner,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

ING CAPITAL LLC,

as Co-Lead Arranger and Co-Bookrunner

$145,000,000 Senior Secured Credit Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note

Exhibit A-2	Form of Swing Line Note

Exhibit A-3	Form of Term Note

Exhibit B-1	Form of Notice of Borrowing

Exhibit B-2	Form of Notice of Continuation or Conversion

Exhibit B-3	Form of LC Request

Exhibit C-1	Form of Guaranty

Exhibit C-2	Form of Security Agreement

Exhibit D	Form of Solvency Certificate

Exhibit E	Form of Compliance Certificate

Exhibit F	Form of Closing Certificate

Exhibit G	Form of Assignment Agreement

Exhibit H	Form of Collateral Assignment of Acquisition Documents

Exhibit I	Form of Joinder Agreement

Exhibit J	Form of Mortgage

Exhibit K	Form of Intercompany Subordination Agreement

-vi-

THIS CREDIT AGREEMENT is entered into as of February 4, 2011 (the “Effective Date”) by and among the following:

(i) Vigor Industrial LLC, an Oregon limited liability company (the “Parent”), as a borrower;

(ii) Miles Marine, Inc., an Oregon corporation (the “Intermediate Parent”), as a borrower;

(iii) Nautical Miles, Inc., a Delaware corporation (the “AcquisitionCo”), as a borrower;

(iv) the other borrowers signatory hereto and any other Person (as hereinafter defined) that becomes a borrower pursuant to Section 2.17 hereof (together with the Parent, the Intermediate Parent and AcquisitionCo, collectively, the “Borrowers” and individually each a “Borrower”);

(v) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”);

(vi) KeyBank National Association, as a Lender and as the administrative agent (the “Administrative Agent”), as the Swing Line Lender (as hereinafter defined), an LC Issuer (as hereinafter defined), and as a co-lead arranger and as a co-bookrunner;

(vii) General Electric Capital Corporation, as a Lender and as co-administrative agent (the “Co Administrative Agent” and together with the Administrative Agent, the “Agents” and each, an “Agent”);

(viii) GE Capital Markets, Inc., as the bookrunner and as a co-lead arranger;

(ix) Wells Fargo Bank, National Association, as a Lender and as a co-bookrunner and as a co-lead arranger; and

(x) ING Capital LLC, as a Lender and as a co-bookrunner and as a co-lead arranger.

PRELIMINARY STATEMENTS:

(1) Pursuant to the Agreement and Plan of Merger, dated as of December 22, 2010 (the “Target Merger Agreement”), by and among the AcquisitionCo, the Parent, the Intermediate Parent and the Target, (i) the Intermediate Parent has offered to purchase all of the outstanding shares of common stock of the Target (the “Tender Offer Agreements”) and (ii) the AcquisitionCo will merge with and into the Target, with the Target surviving such merger (the “Merger;” the Merger and the tender offer launched pursuant to the Tender Offer Agreements are collectively referred to as the “Target Acquisition”).

(2) The Borrowers have requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers to (a) finance the Target Transactions (as hereinafter defined) and pay certain fees and expenses incurred in connection with the Transactions (as hereinafter defined), (b) repay the Target’s obligations under the Existing Credit Agreement (Target) (as hereinafter defined), (c) repay the Parent’s obligations under the Existing Credit Agreement (Parent) (as hereinafter defined), (d) to repay certain other Indebtedness (as hereinafter defined) of the Parent, the Target and their respective Subsidiaries (as hereinafter defined), (e) finance capital expenditures and (f) provide working capital and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

(3) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“AcquisitionCo” has the meaning provided in the first paragraph of this Agreement.

“Action” means any action, claim, suit or proceeding by or before any court or other adjudicatory proceeding before a Governmental Authority.

“Additional Security Documents” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither any Agent nor any Lender shall in any event be considered an Affiliate of any Borrower or any of its Subsidiaries.

“Agent Advances” has the meaning provided in Section 9.13.

“Agents” has the meaning provided in the first paragraph of this Agreement.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of the Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Allocable Amount” means, as of any date of determination, for a Borrower, the maximum amount of liability that could be asserted against such Borrower under this Agreement with respect to the applicable Borrower Payment without (i) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the Uniform Fraudulent Transfer Act (as in effect in any applicable State, the “UFTA”) or the Uniform Fraudulent Conveyance Act (as in effect in any applicable State, the “UFCA”), (ii) leaving such Borrower with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA.

“Annual Report” has the meaning provided in Section 6.01(h).

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means 50 basis points.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.

“Applicable Revolving Loan Margin” means (i) 350 basis points for Revolving Loans that are Base Rate Loans, and (ii) 450 basis points for Revolving Loans that are Eurodollar Loans.

“Applicable Term Loan Margin” means (i) 350 basis points for Term Loans that are Base Rate Loans, and (ii) 450 basis points for Term Loans that are Eurodollar Loans.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender or its investment advisor. With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided, that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, including the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrowers, no longer necessary to maintain in the conduct of the business of the Credit Parties and its Subsidiaries taken as a whole and (ii) the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Audited Financial Statements” means the consolidated audited financials of the Parent’s historical results for the years ended December 31, 2007, 2008 and 2009 and (B) the consolidated audited financials of the Target’s historical results for the years ended March 30, 2008, March 29, 2009 and March 28, 2010.

“Authorized Officer” means, with respect to any Person, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Person and is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Parent.

“Banking Services Obligations” means all obligations of the Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender to any Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent); (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a three-month Interest Period on such day plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Agents, the Lenders, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

“Borrower” and “Borrowers” each has the meaning provided in the first paragraph of this Agreement, which terms shall be deemed to include each of Target, Todd Pacific Shipyards Corporation (“Todd”), Everett Shipyard, Inc. (“ESI”), TSI Management, Inc. (“TSI”) and Montana Valley Land Company (“MVLC” and together with Target, Todd, ESI and TSI, collectively, the “Todd Entities” and each individually, a “Todd Entity”) upon its execution and delivery of a Joinder Agreement pursuant to Section 4.01(a). Without limiting the generality of the foregoing sentence, the terms “Borrower” and “Borrowers” as used in Section 4.01 (other than the first sentence of Section 4.01(i)) shall be deemed to include each of Todd, ESI, TSI and MVLC.

“Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

“Borrower Payment” has the meaning provided in Section 2.08(f).

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Portland, Oregon or Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, Consolidated Capital Expenditures, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.13(c)(viii), (ii) expenditures made in connection with the reinvestment of proceeds of Asset Sales in accordance with Section 2.13(c)(v), (iii) without duplication of clause (ii), the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iv) Permitted Acquisitions.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, on terms reasonably satisfactory to the Administrative Agent, which deposit shall be in an amount equal to 105% of the Stated Amount of such Letter of Credit.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any financial institutions of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 90 days and covering securities described in clause (i) above and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(v) investments in money market funds registered under the Investment Company Act of 1940, as amend, which are administered by Approved Banks, and of which in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above; and

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank.

“Cash Income Taxes” means, for any period, the income taxes paid in cash during such period.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Parent or any Subsidiary from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the Parent or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq, and analogous state statutes.

“Change in Control” means:

(i) Frank J. Foti shall fail to own and control, on a fully diluted basis, directly or indirectly, at least 60% of the economic and voting interest in the Equity Interests of the Parent, free and clear of all Liens (other than Liens granted pursuant to the Related Party Pledge Agreement);

(ii) (a) prior to the Merger, the Intermediate Parent shall fail to own and control directly 100% of the Equity Interests of the AcquisitionCo; (b) after the Merger, the Intermediate Parent shall fail to own and control directly 100% of the Equity Interests of the Target; or (c) the Parent shall fail to own and control, directly or indirectly, 100% of the Equity Interests of each Subsidiary (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by the Parent as of the Closing Date), except as set forth in subsection (c) of this clause (ii) and except pursuant to a transaction not otherwise prohibited by this Agreement;

(iii) Frank J. Foti shall cease to have the power to elect a majority of the board of directors (or similar governing body) of the Parent; or

(iv) the occurrence of a change in control, or other similar provision, under or with respect to any Subordinated Debt Documents or any other Material Indebtedness Agreement or Equity Interests of the Parent or any of its Subsidiaries;

provided, however, that if Frank J. Foti (A) ceases to own and control such percentage of the Equity Interests of the Parent required by clause (i) above or (B) ceases to have the power to elect a majority of the board of directors as required by clause (iii) above, in either case, solely as a consequence of his death or incapacity, a “Change in Control” shall not be deemed to exist (and no Event of Default shall result therefrom) if, within 45 days of such death or incapacity the Super Majority Lenders approve in writing a succession plan presented jointly by the estate of Frank J. Foti and then-existing management of the Parent (and the Borrowers agree to execute an amendment to this Agreement to the extent deemed advisable by the Agents, in their reasonable discretion, to effect such changes to the definition of “Change in Control” as the Agents may deem appropriate given such succession plan).

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means the date on which (i) the Administrative Agent, the Lenders and the Borrowers have executed all Loan Documents to which they are party, (ii) the conditions set forth in Section 4.01 of this Agreement have been met, and (iii) the initial Term Loans have been made in accordance with the terms of this Agreement, which shall be no later than March 11, 2011.

“Closing Date Real Property” means the Swan Island Facility and the Harbor Island Facility.

“Co-Administrative Agent” has the meaning provided in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Lead Arrangers” means, collectively, KeyBank National Association, GE Capital Markets, Inc., Wells Fargo Bank, National Association and ING Capital LLC, in their capacities as co-lead arrangers hereunder.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether Real Property or personal property) covered by any Security Document.

“Collateral Assignment of Acquisition Documents” means a Collateral Assignment of Acquisition Documents, substantially in the form of Exhibit H, pursuant to which in connection with any Permitted Acquisition, the applicable Credit Party, among other things, collaterally assigns its rights and benefits under the applicable Permitted Acquisition Documentation to the Administrative Agent.

“Collateral Assignments” has the meaning specified in the Security Agreement.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means, with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” has the meaning provided in Section 2.11(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent and its Subsidiaries.

“Communications” has the meaning provided in Section 11.05(e).

“Compliance Certificate” has the meaning provided in Section 6.01(d).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by the Parent and its Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period) on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Parent and its Subsidiaries, all as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, (D) losses and expenses that are properly classified under GAAP as extraordinary and other non-cash losses and expenses (including, but not limited to, the Parent’s UAR Plan expenses and losses on sales of assets), and other non-recurring expenses reasonably acceptable to the Agents (other than non-cash charges relating to write-downs, write-offs or reserves with respect to accounts receivable or inventory), and (E) actual fees, expenses and costs incurred on or prior to or within 60 days after the Closing Date relating to the Transactions in an amount not to exceed $6,000,000 in the aggregate, less (ii) the sum of (A) gains on sales of assets, (B) gains that are properly classified under GAAP as extraordinary and (C) other non-cash gains, all as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the EBITDA for any Person or business unit that has been acquired by the Parent or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial information reasonably acceptable to the Agents and (z) exclude the EBITDA for any Person or business unit that has been disposed of by the Parent or any of its Subsidiaries for the portion of such Testing Period prior to the date of disposition. For the purposes of this Agreement, Consolidated EBITDA shall be deemed to mean $9,171,000 for the fiscal quarter ending June 30, 2010, $16,046,000 for the fiscal quarter ending September 30, 2010 and the Fourth Quarter 2010 EBITDA Amount for the fiscal quarter ending December 31, 2010.

“Consolidated Fixed Charges” means, for any Testing Period, as determined on a consolidated basis, without duplication, the sum of (i) cash Consolidated Interest Expense and (ii) scheduled principal payments on Consolidated Total Debt due during such Testing Period. Notwithstanding the foregoing, for purposes of determining (A) the amounts for clause (i) for the fiscal quarters ending June 30, 2011, September 30, 2011 and December 31, 2011, such amount shall be calculated for the period from April 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively, and (B) the amounts for clause (ii) for the fiscal quarters ending June 30, 2011, September 30, 2011 and December 31, 2011, such amount shall be calculated for the period from April 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 3, 3/2 and 1, respectively.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the Consolidated Net Income of the Parent and its Subsidiaries (including any additions to such taxes, and any penalties and interest with respect thereto), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Parent and its Subsidiaries on a consolidated basis and in accordance with GAAP with respect to all outstanding Indebtedness of the Parent and its Subsidiaries.

“Consolidated Net Income” means for any period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (excluding the current maturities of long term debt and the Loans), all as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Parent at such time.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness (excluding Indebtedness in respect of surety and performance bonds in an amount not to exceed $50,000,000 in the aggregate and $20,000,000 individually and net obligations under Hedge Agreements expressly permitted under this Agreement) of the Parent and its Subsidiaries, all as determined on a consolidated basis.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“Control Agreements” has the meaning set forth in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrowers pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, and (iv) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means any Borrower or any Subsidiary Guarantor.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Excess” has the meaning assigned to such term in Section 2.15.

“Defaulted Loan” has the meaning assigned to such term in Section 2.15.

“Defaulting Lender” has the meaning assigned to such term in Section 2.15.

“Default Period” has the meaning assigned to such term in Section 2.15.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a) or Section 2.09(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a).

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Parent or any of its Subsidiaries is a party and as to which a Secured Hedge Provider is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Parent’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents.

“Designated Hedge Creditor” means each Secured Hedge Provider that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Secured Hedge Provider.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Term Loan Maturity Date, (e) does not provide that any claims of any holder of such Equity Interest may have against the Parent or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to the Agents, (f) provides the holders of such Equity Interests with any rights exercisable at such holder’s option to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is otherwise prohibited by the terms of this Agreement. For the avoidance of doubt, Equity Interests issued pursuant to the UAR Plan, as in effect on the Effective Date, shall not be deemed to be “Disqualified Equity Interests” for purposes of this Agreement.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Credit Party” means any Borrower or any Subsidiary Guarantor.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.

“Effective Date” has the meaning provided in the first paragraph of this Agreement.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer, and (C) unless an Event of Default has occurred and is continuing, the Parent (such approval not to be unreasonably withheld or delayed (and the Parent shall be deemed to have consented if it fails to object to any assignment within five days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Parent or any of the Parent’s Affiliates or Subsidiaries or (y) any holder of any Subordinated Indebtedness or any of such holder’s Affiliates.

“Endeavour” means Endeavour Structured Equity and Mezzanine Fund I, L.P., a Delaware limited partnership.

“Environmental Assessment Reports” means (a) the Summary Memorandum, dated November 30, 2010, entitled “Project Vigor: Environmental Due Diligence” and prepared by ERM Consulting and Engineering, Inc. and (b) the Summary Memorandum, dated November 19, 2010, entitled “Project Hancock: Environmental Due Diligence” and prepared by ERM Consulting and Engineering, Inc.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations which are enforcement or remediation related or other claims for losses, demands, costs and expenses asserted under or relating to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any applicable binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Parent or any of its Subsidiaries relating to the environment, natural resources, health and safety, pollution or Hazardous Materials (including the release thereof into the environment), including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim which relate to any environmental condition or a release, use, handling, storage or treatment of Hazardous Materials by any Credit Party or a predecessor in interest from or on to (i) any property presently or formerly owned by any Credit Party or (ii) any facility which received Hazardous Materials generated by any Credit Party.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Parent or a Subsidiary of the Parent, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Parent or a Subsidiary of the Parent being or having been a general partner of such Person.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the issuance of a notice of intent to terminate a Plan pursuant to Section 4041 of ERISA or the adoption of a formal resolution by the Parent or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the Parent or any Subsidiary or any ERISA Affiliate that the Parent, Subsidiary or ERISA Affiliate reasonably expects to result in withdrawal from any Multi-Employer Plan or Multiple Employer Plan or the actual withdrawal from any Multi-Employer Plan or Multiple Employer Plan if, in either event, such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $5,000,000 individually or in the aggregate; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) that a Single Employer Plan has Unfunded Benefit Liabilities exceeding $5,000,000 individually or in the aggregate; (vi) the cessation of operations at a facility of the Parent or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency as defined in Section 418E of the Code, of or commencement of reorganization proceedings pursuant to Section 418 of the Code, with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of the Parent or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Amount” has the meaning provided in Section 2.13(e).

“Excess Cash Flow” means, for any period, (i) Consolidated EBITDA for such period (excluding EBITDA for any person or business unit that (x) has been acquired during such fiscal year and (y) accrued prior to such acquisition), minus (ii) the sum (without duplication) for such period of, (A) cash Consolidated Interest Expense, (B) cash Consolidated Income Tax Expense, (C) unfinanced Consolidated Capital Expenditures, (D) regularly scheduled payments of the principal amount of any Indebtedness, (E) scheduled payments representing the principal portion of Capital Leases and Synthetic Leases, (F) Restricted Payments permitted under Section 7.06(c), (e) and (f) to the extent paid in cash and permitted to be made under this Agreement, and (G) extraordinary and non-recurring cash losses and expenses to the extent added back to Consolidated Net Income in the calculation of Consolidated EBITDA, plus (iii) extraordinary and non-recurring cash gains to the extent deducted from Consolidated Net Income in the calculation of Consolidated EBITDA plus (minus) (iv) the decrease (or increase), if any, in an amount equal to 50% of Adjusted Working Capital. For purposes of determining Excess Cash Flow, “Adjusted Working Capital” means the difference between (1) the average Consolidated Net Working Capital as of the end of each month of the last fiscal quarter of the fiscal year immediately preceding such excess cash flow period and (2) the average Consolidated Net Working Capital as of the end of each month of the last fiscal quarter of such excess cash flow period; provided that for purposes of the fiscal year ending December 31, 2011, “Adjusted Working Capital” means the difference between (1) the average Consolidated Net Working Capital as of the end of each of the last three months ended immediately preceding the Closing Date and (2) the average Consolidated Net Working Capital as of the end of each month of the last fiscal quarter of such excess cash flow period.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.13(c)(iv).

“Existing Credit Agreement (Parent)” means, collectively, (i) the Business Loan Agreement (Asset Based), dated as of May 7, 2007, by and between Parent and KeyBank National Association, as amended by the Modification of Loan Documents, dated as of May 7, 2007, as further amended by the Second Modification of Loan Documents, dated as of October 5, 2007, as further amended by the Third Modification of Loan Documents, dated as of March 31, 2008, as further amended by the Fourth Modification of Loan Documents, dated as of March 16, 2009, as further amended by the Fifth Modification of Loan Documents, dated as of March 30, 2009, as further amended by the Sixth Modification of Loan Documents, dated as of May 29, 2009, as further amended by the Seventh Modification of Loan Documents, dated as of June 10, 2010, and as further amended by the Eighth Modification of Loan Documents, dated as of August 30, 2010; (ii) the Loan Agreement, dated as of April 4, 2008 (as amended), by and between Shipyard Commerce Center LLC, an Oregon limited liability company, and KeyBank National Association; and (iii) the Loan Agreement, dated as of April 1, 2010 (as amended), by and between US Barge LLC, an Oregon limited liability company, and KeyBank National Association.

“Existing Credit Agreement (Target)” means the Amended and Restated Credit Agreement, dated as of April 10, 2006 (as amended), by and between the Target and U.S. Bank, National Association.

“Existing Letter of Credit” means each letter of credit identified on Schedule 1.01 hereto.

“Fair Salable Value Balance Sheet” has the meaning provided in Section 4.01(xv).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Fee Letter (Joint)” means the Joint Fee Letter dated as of February 4, 2011 among the Parent, KeyBank National Association, GE Capital and GE Capital Markets, Inc.

“Fee Letter (ING)” means the Fee Letter dated as of February 4, 2011 between the Parent and ING Capital LLC.

“Fee Letter (Wells Fargo)” means the Fee Letter dated as of February 4, 2011 between the Parent and Wells Fargo, National Association.

“Fee Letters” means, collectively, the Fee Letter (Joint), the Fee Letter (ING) and the Fee Letter (Wells Fargo).

“Financial Officer” means the chief executive officer, the president or the chief financial officer of the Parent.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Financial Projections” means the financial projections prepared by the Parent consisting of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the end of the fiscal year ending December 31, 2015.

“Fixed Charge Coverage Ratio” means, for any Testing Period, the ratio of (i) the aggregate of Consolidated EBITDA minus Cash Income Taxes minus, without duplication, cash Capital Distributions made by the Parent minus unfinanced Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges. For purposes of determining the amount of Cash Income Taxes, cash Capital Distributions and unfinanced Consolidated Capital Expenditures in clause (i) above, Cash Income Taxes, cash Capital Distributions and unfinanced Consolidated Capital Expenditures shall be deemed to mean $3,501,000, $6,443,000 and $1,940,000, as applicable, for the fiscal quarter ending June 30, 2010, $4,951,000, $322,000 and $597,000, as applicable, for the fiscal quarter ending September 30, 2010 and the applicable Fourth Quarter 2010 Fixed Charge Amounts for the fiscal quarter ending December 31, 2010.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Quarter 2010 EBITDA Amount” means, for purposes of the definition of “Consolidated EBITDA,” the amount determined (in accordance with Section 6.01(c)) by the Parent, and confirmed by the Agents, to be the amount of Consolidated EBITDA for the fiscal quarter ended December 31, 2010.

“Fourth Quarter 2010 Fixed Charge Amounts” means, for purposes of the definition of “Fixed Charge Coverage Ratio,” the amount of Cash Income Taxes, cash Capital Distribution and unfinanced Consolidated Capital Expenditures determined (in accordance with Section 6.01(c)) by the Parent, and confirmed by the Agents, to be the appropriate amounts for the fiscal quarter ended December 31, 2010.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or powers or functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guaranty” means a Guaranty in the form of Exhibit C-1.

“Guaranty Fee” means a fee payable by the Parent to Frank J. Foti in an amount not to exceed $500,000 in any fiscal year, as compensation for a guaranty provided by Frank J. Foti on behalf of the Parent in respect of surety or performance bonds issued for the benefit of the Credit Parties.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Harbor Island Facility” means the shipyard facility located at 1801 16th Ave., SW, Seattle, Washington 98134.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including (i) any petrochemical or petroleum products, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, in all cases in this definition as defined or regulated or controlled under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of (i) any Hedge Agreements entered into with any Secured Hedge Provider or (ii) any Designated Hedge Agreement.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Agents, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Maturity Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Revolving Credit Assumption Agreement.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.02. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Agents, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrowers pursuant to Section 2.03. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.18 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all bonds, notes, debentures and similar debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations in respect thereof;

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or surety bonds;

(vi) all indebtedness of a second Person secured by any Lien on any property owned or being purchased by such first Person, whether or not such indebtedness has been assumed or is limited in recourse;

(vii) all Capitalized Lease Obligations of such Person;

(viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix) all obligations of such Person with respect to asset securitization financing;

(x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(xi) all net obligations of such Person under Hedge Agreements;

(xii) all Disqualified Equity Interests of such Person;

(xiii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and

(xiv) all Guaranty Obligations of such Person;

provided, however, that (y) neither trade payables (other than trade payables outstanding for more than 90 days after the date such trade payables were created), deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person:

(i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii) the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi) such Person is adjudicated insolvent or bankrupt;

(vii) any order of relief or other order approving any such case or proceeding is entered;

(viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement substantially in the form of Exhibit K hereto.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrowers; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrowers have failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Intermediate Parent” has the meaning provided in the first paragraph of this Agreement.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“Joinder Agreement” has the meaning provided in Section 4.03(a).

“Landlord’s Agreement” means a landlord’s waiver, mortgagee’s waiver or bailee’s waiver, each in form and substance reasonably satisfactory to the Administrative Agent, and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“LC Commitment Amount” means $15,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means KeyBank National Association or any of its Affiliates, or such other Lender that is requested by the Borrowers and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“LC Obligor” means, with respect to each LC Issuance, the Borrowers or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g).

“LC Participation” has the meaning provided in Section 2.05(g).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations, as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers. For the avoidance of doubt, any Secured Hedge Provider to whom any Hedging Obligations are owed and which does not hold any Loans or commitments hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, each Joinder Agreement, the Guaranty, the Security Documents, the Fee Letters, the Intercompany Subordination Agreement, the Subordination Agreements, and each Letter of Credit and each other LC Document.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or financial or other condition of the Parent and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Parent and the other Credit Parties, taken as a whole, to perform their obligations under any of the Loan Documents to which they are party; (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (iv) any material adverse effect on the rights and remedies of any Agent or any Lender under any Loan Document; or (v) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Administrative Agent on any material portion of the Collateral.

“Material Contract” means each contract or agreement to which the Parent or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Parent or such Subsidiary of $5,000,000 or more per annum (other than purchase orders in the ordinary course of business of the Parent or such Subsidiary and other than contracts that by their terms may be terminated by the Parent or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Environmental Liabilities and Costs” means Environmental Liabilities and Costs exceeding $500,000 in the aggregate.

“Material Indebtedness” means, as to the Parent or any of its Subsidiaries, any particular Indebtedness of the Parent or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $5,000,000 and at all times shall include Indebtedness under the Subordinated Note Documents, the Rowe Redemption Agreement and the Menon Redemption Agreement.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness and at all times shall include, without limitation, the Subordinated Debt Documents.

“Material Real Property” means Real Property in which a Credit Party owns or holds an interest with a fair market value (as determined by appraisal or, if no appraisal is available, by the Parent with the consent of the Administrative Agent) in excess of $5,000,000.

“Maximum Rate” has the meaning provided in Section 11.23.

“Member Guaranteed Payment” means a cash payment to a holder of Equity Interests in the Parent pursuant to Section 707(c) of the Code as compensation in lieu of salary for services rendered to the Parent.

“Menon Redemption Agreement” means the Stock Redemption Payment Agreement, dated as of July 23, 2001, among Cascade General, Inc., Surendra Menon and Fidelity Brokerage Services, Inc.

“Merger” has the meaning provided in the preliminary statements hereto.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $100,000, with minimum increments thereafter of $50,000, (ii) with respect to any Eurodollar Loan, $1,000,000, with minimum increments thereafter of $500,000, and (iii) with respect to Swing Loans, $100,000, with minimum increments thereafter of $100,000; except, in the case of clause (i) and (ii) above, with respect to any Incremental Revolving Credit Borrowing or any Incremental Term Borrowing, to the extent provided in the related Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a Mortgage, Deed of Trust or other instrument, substantially in the form of Exhibit J hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 3 hereto, or interests therein, owned or leased by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Parent or any Subsidiary of the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the Parent or any Subsidiary of the Parent or any ERISA Affiliate, and one or more employers other than the Parent or a Subsidiary of the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or a Subsidiary of the Parent or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Parent and its Subsidiaries for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale, and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred in connection therewith and net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at 127 Public Square, Mailcode OH-01-27-207, Cleveland, Ohio, 44114, Attention: KNB Agency Services, Attn: Dianne Cox (facsimile: 216-370-5996), or such other office as the Administrative Agent may designate in writing to the Borrowers from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrowers or any other Credit Party to any Agent, any Lender, any Affiliate of any Lender, the Swing Line Lender, any Secured Hedge Provider or any LC Issuer pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that any Agent, any Lender or any Affiliate or any Secured Hedge Provider of any of them, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from payment made hereunder or from the execution, delivery, recording or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans” has the meaning assigned to such term in Section 2.18(a)(ii).

“Parent” has the meaning provided in the first paragraph of this Agreement.

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Office” means the office of the Administrative Agent at 127 Public Square, Mailcode OH-01-27-207, Cleveland, Ohio, 44114, Attention: KNB Agency Services, Attn: Dianne Cox (facsimile: 216-370-5996), or such other office as the Administrative Agent may designate in writing to the Borrowers from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition (other than the Target Acquisition) as to which all of the following conditions are satisfied (or waived by the Agents):

(i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Parent and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii) the Borrowers shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Agents agree) (A) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that such Agent may request, including executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements and any environmental reports), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (B) if the aggregate Consideration for such Acquisition is greater than $2,000,000, pro forma financial statements of the Parent and its Subsidiaries giving effect to the consummation of such Acquisition, and (C) copies of such other agreements, instruments or other documents (other than the Loan Documents required by Section 6.10) as any Agent shall reasonably request;

(iii) the agreements, instruments and other documents referred to in paragraph (ii) above shall provide that (A) neither the Credit Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, except for Indebtedness permitted hereunder, and (B) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B), then concurrently with such Acquisition such Lien shall be released);

(iv) such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Credit Party that will become a Credit Party in accordance with Section 6.09 and, if effected by merger or consolidation involving a Credit Party, such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Credit Party upon the effectiveness of such merger or consolidation;

(v) the aggregate Consideration for all such Acquisitions made in any fiscal year shall not exceed $10,000,000 and, when added together with the aggregate Consideration for all other Permitted Acquisitions made since the Closing Date, shall not exceed $25,000,000;

(vi) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(vii) the Borrowers would, after giving effect to such Acquisition (and in the case of an asset Acquisition, only if the aggregate Consideration for such Acquisition exceeds $2,000,000), on a pro forma basis (as determined in accordance with subpart (viii) below), be in compliance with the financial covenants contained in Section 7.07; provided, however, for purposes of determining pro forma compliance with Section 7.07(a), the maximum Total Leverage Ratio permitted at the time by Section 7.07(a) shall be deemed to be 0.25 less than the ratio actually provided for in Section 7.07(a) at such time;

(viii) if the aggregate Consideration paid for such Acquisition is in excess of $2,000,000, at least five Business Days prior to the consummation of any such Acquisition, the Borrowers shall have delivered to the Agents and the Lenders (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrowers and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired evidencing positive EBITDA on a pro forma basis (with such adjustments as the Agents agree to) for the four fiscal quarter period most recently ended prior to the date of the Acquisition and such other information as any Agent may reasonably request;

(ix) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws;

(x) the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;

(xi) as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Agents and the Lenders certifying as to the matters set forth in the foregoing clauses and further certifying that the Acquisition could not reasonably be expected to have a Material Adverse Effect;

(xii) immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall be a wholly owned Subsidiary and shall take all actions required to be taken pursuant to Section 6.09 and Section 6.10 (or within 30 days of such Acquisition in the case of Section 6.10(c)); and

(xiii) immediately after giving effect to the Acquisition, the Credit Parties’ unrestricted cash, together with Revolving Availability, shall be no less than $10,000,000.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other agreement entered into by the Parent or any of its Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Acquisition Documentation” means, collectively, each Permitted Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements (including all non-competition agreements) affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by any Borrower or any of their respective Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of such Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 11.05(e).

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Pro Forma Financial Statements” means the pro forma consolidated income statement of the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions) for the fiscal period ended as of the last day of the month ending no more than 30 days prior to the Closing Date and a pro forma balance sheet of the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions) for the fiscal period ended on such date.

“Purchase Date” has the meaning provided in Section 2.04(c).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Party Notes” means the three Promissory Notes by Frank J. Foti in favor of Jane M. Schiffhauer, in the principal amounts of $9,000,000, $7,000,000 and $1,000,000, and dated June 26, 2009, June 25, 2009 and June 26, 2009, respectively, in each case, as in effect as of the date hereof.

“Related Party Pledge Agreement” means the Pledge Agreement, dated as of June 26, 2009, by and among Frank J. Foti, Jane M. Schiffhauer and Chicago Title Insurance Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Remedial Action” means all required work or actions of any Credit Party under an Environmental Law to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment, including natural resources; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other work or actions required to address a release of hazardous substances under CERCLA.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment.

“Restricted Payment” means (i) any Capital Distribution, (ii) any amount paid by the Parent or any of its Subsidiaries in repayment, prepayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, (iii) any payment by the Parent or any of its Subsidiaries to any holder of Equity Interests of the Parent or to any Affiliate of the Parent of any management fees, consulting fees or any similar fees, whether pursuant to a management agreement or otherwise, or (iv) any voluntary or mandatory prepayment of principal of the Subordinated Debt or any other Material Indebtedness (other than the Obligations).

“Revolving Availability” means, at the time of determination, (a) the sum of all Revolving Commitments at such time less (b) the sum of (i) the principal amount of Revolving Loans and Swingline Loans made and outstanding at such time and (ii) the LC Outstandings at such time.

“Revolving Borrowing” means the incurrence of Revolving Loans or Incremental Revolving Loans consisting of one Type of Revolving Loan by the Borrowers from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitments.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) fifth anniversary of the Closing Date, or (ii) the date that the Commitments have been terminated pursuant to Section 2.12 or Section 8.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02. Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“Rowe Redemption Agreement” means, collectively, (i) that certain Subordinated Promissory Note, dated December 31, 2008, made by the Parent to the Andrew G. Rowe Revocable Trust dated 09/09/04, in the principal amount of $2,545,920.00, (ii) that certain Unit Redemption Agreement, dated December 31, 2008, between the Parent and the Andrew G. Rowe Revocable Trust dated 09/09/04, and (iii) the other documents contemplated thereunder.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Parent or any Subsidiary of the Parent of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scheduled Repayment” has the meaning provided in Section 2.13(b).

“SDN List” has the meaning provided in Section 5.25.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 3.03(a) Payment” has the meaning provided in Section 3.03(a).

“Secured Creditors” has the meaning provided in the Security Agreement.

“Secured Hedge Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with the Parent or any of its Subsidiaries, or (ii) a Person with whom the Parent or any of its Subsidiaries has entered into a Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Security Agreement” has the meaning provided in Section 4.01(iv).

“Security Documents” means the Security Agreement, each Mortgage, each Landlord’s Agreement, each Vessel Mortgage, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment of Acquisition Documents, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“SPC” has the meaning provided in Section 11.06(f).

“Specified Representations” means the following: (a) the representations and warranties made by the Target or the Parent in the Target Merger Agreement as are material to the interests of the Lenders (including a representation with respect to the absence of any material adverse change with respect to the Target and its Subsidiaries), but only to the extent that the Parent or an Affiliate of the Parent has the right to terminate its obligations under the Target Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Target Merger Agreement, and (b) the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.06(b), 5.08, 5.16, 5.19, 5.25 and 5.27.

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries and do not secure any Indebtedness;

(iii) Liens created by this Agreement or the other Loan Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Parent and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided, that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Debt” means the unsecured Indebtedness outstanding from time to time in accordance with the Subordinated Note Documents.

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness, including the Subordinated Note Documents and the Subordination Agreements.

“Subordinated Debt Holders” means, in the case of the Subordinated Note Agreement, Endeavour (and its permitted successors and assigns) and in the case of the Foti Subordinated Note, Frank J. Foti (and his permitted successors and assigns).

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Agents, which shall include, without limitation, the Subordinated Debt.

“Subordinated Note Agreement” means the Note Purchase Agreement, dated as of the date hereof, by and among the Borrowers and Endeavour, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Endeavour Subordination Agreement.

“Subordinated Note Documents” means (i) the Subordinated Note Agreement, (ii) the Subordinated Note issued to Frank J. Foti by the Parent, dated as of the date hereof (the “Foti Subordinated Note”), and all other documents executed and delivered in connection with the Subordinated Note Agreement and the Foti Subordinated Note, including, each other related agreement, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Subordination Agreements.

“Subordination Agreements” means (i) the Subordination Agreement, dated as of the date hereof, by and among the Borrowers, Endeavour and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Endeavour Subordination Agreement”) and (ii) the Subordination Agreement, dated as of the date hereof, by and among the Borrowers, Frank J. Foti and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Foti Subordination Agreement”).

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary that is or hereafter becomes a party to the Guaranty.

“Super Majority Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 80% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment.

“Swan Island Facility” means the shipyard facility located at 5555 Channel Ave., Portland, Oregon 97217.

“Swing Line Commitment” means $5,000,000.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means KeyBank National Association.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrowers, which shall be less than 16 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Target” means Todd Shipyards Corporation, a Delaware corporation.

“Target Acquisition” has the meaning provided in the preliminary statements hereto.

“Target Merger Agreement” has the meaning provided in the preliminary statements hereto.

“Target Merger Documentation” means, collectively, (i) the Target Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.13 and (ii) the Tender Offer Agreements and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.13.

“Target Transactions” means the transactions contemplated by the Target Merger Documentation.

“Taxes” has the meaning provided in Section 3.03(a).

“Tender Offer Agreements” has the meaning provided in the preliminary statements hereto.

“Term Borrowing” means the incurrence of Term Loans or Incremental Term Loans consisting of one Type of Term Loan by the Borrowers from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Term Loan Commitments.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Loan Maturity Date” means the earlier of (i) fifth anniversary of the Closing Date and (ii) the Revolving Facility Termination Date.

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Parent then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” has the meaning specified in Section 6.10(c)(i).

“Title Policy” has the meaning specified in Section 6.10(c)(i).

“Todd Entity” and “Todd Entities” each has the meaning provided in the definition of “Borrowers.”

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment. As of the Closing Date, the Total Credit Facility Amount is $145,000,000.

“Total Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDA.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(c) hereof. As of the Closing Date, the amount of the Total Revolving Commitment is $25,000,000.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders. As of the Closing Date, the amount of the Total Term Loan Commitment is $120,000,000.

“Transaction Documents” means, collectively, the Loan Documents, the Target Merger Documentation and the Subordinated Debt Documents, and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UAR Plan” means the 2007 Appreciation Rights Plan, effective as of December 15, 2006, of the Parent, as in effect on the Closing Date.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Vessel Mortgage” means each preferred ship mortgage or other instrument in form and substance reasonably satisfactory to the Administrative Agent executed by a Credit Party with respect to each dry dock owned by each Credit Party, as the same may be from time to time amended, restated, or otherwise modified.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrowers notify the Agents and the Lenders that the Borrowers wish to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VII for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers, the Agents and the Required Lenders, the Borrowers, the Agents and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrowers; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrowers from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: (i) may, except as set forth herein, at the option of the Borrowers, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided, that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof. Each Lender having an Incremental Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Incremental Revolving Loans.

Section 2.03 Term Loan. On the Closing Date, each Lender that has a Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrowers pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Borrowers, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.13(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will be made by such Lender in the aggregate amount of its Term Commitment in accordance with Section 2.07 hereof. Each Lender having an Incremental Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.04 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrowers from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the

Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c) hereof; (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan and (vii) at no time shall there be more than five Borrowings of Swing Loans outstanding hereunder.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(i) in respect of a Borrower has occurred, the Borrowers. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrowers of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrowers in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Payment Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(i) shall have occurred in respect of the Borrowers or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrowers on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05 Letters of Credit.

(a) LC Issuances. During the Revolving Facility Availability Period, the Borrowers may request an LC Issuer at any time and from time to time to issue, for the account of any Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, or (iv) the Borrowers would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date. Each Existing Letter of Credit shall be deemed to be a letter of credit issued under this Agreement and entitled to the benefits of a Letter of Credit issued hereunder.

(b) LC Requests. Whenever any Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrowers shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrowers written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or

Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The Borrowers hereby agree to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit by 2:00 P.M. (local time at the Notice Office) within one Business Day after such LC Issuer notifies the Borrowers (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrowers (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement, but in no event later than 2:00 P.M. (local time at the Notice Office) on the Business Day of such payment or disbursement), such payment to be made in Dollars in which such Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans or, if not reimbursed within the time required by the foregoing, at the Default Rate, any such interest also to be payable on demand. If by 2:00 P.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrowers or the relevant LC Obligor have not made such reimbursement out of its available cash on hand or, in the case of the Borrowers, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrowers), (x) the Borrowers will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrowers in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, any Agent or any Lender, including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g) LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(d)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative

Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not indemnified by the Borrowers or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements to the extent resulting from such LC Issuer’s gross negligence or willful misconduct.

Section 2.06 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrowers to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 1:00 P.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 2:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Parent by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Parent of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than 16 days). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that (i) if there are two or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by the Borrowers that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than six Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.07 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; and (ii) all Term Loans shall be made by the Lenders having Term Commitments pro rata on the basis of their respective Term Commitments.

(c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than 3:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrowers by depositing to its account at the Payment Office (or such other account as the Borrowers shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 3:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrowers by depositing to its account at the Payment Office (or such other account as the Borrowers shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08 Evidence of Obligations; Joint and Several Liability.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrowers to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrowers upon their request.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be, absent manifest error, prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the Borrowers will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Revolving Loans made to them by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Term Loan made to them by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Swing Loans made to them by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrowers’ obligation to repay the Loans and other amounts owing by the Borrowers to such Lender or the Swing Line Lender.

(e) Joint and Several Liability of the Borrowers. Each request by the Parent for a Borrowing, Continuation or Conversion of any Loan shall be deemed to be a joint and several request by all of the Borrowers. Each Borrower acknowledges and agrees that the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of all of the Obligations.

(f) Contribution Among Borrowers. To the extent that any Borrower shall make a payment (each a “Borrower Payment”) of all or any portion of the Obligations, then such Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, the other Borrowers in an amount equal to a fraction of such Borrower Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Borrowers. This Section is intended only to define the relative rights of the Borrowers, and nothing set forth in this Section is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts, as and when the same shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents. The Borrowers acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of each Borrower to which such contribution and indemnification is owing. Any right of contribution of any of the Borrowers shall be subject and subordinate to the prior indefeasible payment in full of the Obligations.

Section 2.09 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin in effect from time to time.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Base Rate in effect from time to time plus 3.50%.

(d) Default Interest. Notwithstanding the above provisions, if an Event of Default under Section 8.01(a) or Section 8.01(i) has occurred and is continuing, or if any other Event of Default has occurred and is continuing, upon written notice to the Borrowers by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), (i) the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrowers under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrowers: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December: (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

(f) Computations of Interest. All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrowers and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Parent to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrowers delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Parent of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11 Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(b) LC Fees.

(i) Standby Letters of Credit. The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for each day that such Letter of Credit is outstanding during the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(ii) Commercial Letters of Credit. The Borrowers agree to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Letter of Credit.

(c) Fronting Fees. The Borrowers agree to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount (but only to the extent of such increase) or renewal or extension) thereof, computed at the rate of 1/4th of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The Borrowers agree to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter (Joint).

(f) Closing Date Fees. The Borrowers shall pay to each of the Agents, Co-Lead Arrangers and the Lenders on the Closing Date, for their own account, the fees payable to such Person as set forth in the Fee Letters.

(g) Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b) [Reserved].

(c) Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(d) Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrowers would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(c)(ii) or (iii); (iv) no such reduction shall be permitted if, after giving effect to such reduction, the Total Revolving Commitment would be less than $10,000,000, and (v) any partial reduction shall be in the amount of at least $2,500,000 (or, if greater, in integral multiples of $1,000,000).

Section 2.13 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrowers shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 1:00 P.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 1:00 P.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000, (B) in the case of any prepayment of a Base Rate Loan, $100,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $50,000, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii) in the case of any prepayment of Term Loans, such prepayment shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied pro rata to the Scheduled Repayments in respect of the Term Loans and Other Term Loans.

(b) Scheduled Repayments of Term Loans. On each of the dates set forth below, the Borrowers shall repay the principal amount of the Term Loans (other than Other Term Loans) in the amount set forth opposite such date, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.13(a), 2.13(c) and as the same may be increased by Section 2.18(d), a “Scheduled Repayment”):

Date	Amount of Payment
June 30, 2011	$2,700,000
September 30, 2011	$2,700,000
December 31, 2011	$2,700,000
March 31, 2012	$2,700,000
June 30, 2012	$2,700,000
September 30, 2012	$2,700,000
December 31, 2012	$2,700,000
March 31, 2013	$2,700,000
June 30, 2013	$3,000,000
September 30, 2013	$3,000,000
December 31, 2013	$3,000,000
March 31, 2014	$3,000,000
June 30, 2014	$3,150,000
September 30, 2014	$3,150,000
December 31, 2014	$3,150,000
March 31, 2015	$3,150,000
June 30, 2015	$3,150,000
September 30, 2015	$3,150,000
December 31, 2015	$3,150,000
Term Loan Maturity Date	Remainder

In addition to the foregoing, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.13(a), 2.13(c) and 2.18(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Incremental Revolving Credit Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrowers shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrowers shall, on such day, Cash Collateralize the LC Outstandings to the extent of such excess.

(iv) Excess Cash Flow. Within 5 Business Days after the last date that the financial statements can be delivered pursuant to Section 6.01(a) for each fiscal year of the Parent ending on or after December 31, 2011, the Borrowers shall prepay the principal of the Loans in an aggregate amount (an “Excess Cash Flow Prepayment Amount”) at least equal to the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below on the Total Leverage Ratio as of the end of such fiscal year, with such amount to be applied as set forth in Section 2.13(d) below:

Total Leverage Ratio	Percentage of Excess Cash Flow
Greater than or equal to 2.00 to 1.00	50%
Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	25%
Less than 1.50 to 1.00	0%

(v) Certain Proceeds of Asset Sales. If during any fiscal year of the Parent, the Parent and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales of at least $1,000,000, not later than the fifth Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.13(d) below; provided, that no such mandatory prepayment shall be required in respect of Asset Sales permitted by Sections 7.02(c) and 7.02(e), and provided further that (A) if no Default or Event of Default shall have occurred and be continuing, (B) the Parent and its Subsidiaries have scheduled Consolidated Capital Expenditures during the following 180 days, (C) the Borrowers notify the Administrative Agent of the amount and nature thereof and of their intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 180 day period and (D) the aggregate Net Cash Proceeds in such fiscal year to be reinvested pursuant to this Section 2.13(c)(v) does not exceed $10,000,000, then no such prepayment shall be required if the Borrowers immediately deposit such Net Cash Proceeds in a cash collateral deposit account over which the Administrative Agent shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in Section 8.03 if an Event of Default occurs and is continuing. So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall disburse amounts from such cash collateral deposit account to or at the direction of the Borrowers for application towards the costs associated with such reinvestment. Any amounts not so applied to such reinvestment or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided in Section 2.13(d) below. If at the end of any such 180-day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrowers will immediately make a prepayment of the Loans, to the extent required above and such prepayment shall applied in accordance with Section 2.13(d) below.

(vi) Certain Proceeds of Equity Sales. Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance by the Parent or any of its Subsidiaries of its own equity securities, as the case may be, after the Closing Date (other than (A) any sale or issuance to management, employees (or key employees) or directors pursuant to stock option or similar plans approved by the Board of Directors for the benefit of management, employees (or key employees) or directors generally or (B) the issuance or sale of any Equity Interests by any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent), the Borrowers will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 2.13(d) below.

(vii) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to Section 7.04 after the Closing Date), the Borrowers will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.13(d) below.

(viii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Parent, the Credit Parties (or any of them) has received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $2,500,000, not later than the fifth Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrowers will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.13(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) the Net Cash Proceeds received in any fiscal year as a result of such Event of Loss are less than $7,500,000, (B) no Default or Event of Default has occurred and is continuing, (C) the Borrowers notify the Administrative Agent and the Lenders in writing that they intend to rebuild or restore the affected property, that such rebuilding or restoration can be accomplished within 180 days out of such Cash Proceeds and other funds available to the Borrowers and (D) the aggregate Net Cash Proceeds in such fiscal year to be reinvested pursuant to this Section 2.13(c)(viii) does not exceed $7,500,000, then no such prepayment of the Loans shall be required if the Borrowers immediately deposit such Net Cash Proceeds in a cash collateral deposit account over which the Administrative Agent shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in Section 8.03 if an Event of Default occurs and is continuing. If at the end of any such 180-day period any portion of such Net Cash Proceeds from Events of Loss has not been so used to rebuild or restore the affected property, the Borrowers will immediately make a prepayment of the Loans, to the extent required above. So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall disburse amounts from such cash collateral deposit account to or at the direction of the Borrowers for application to the costs of rebuilding or restoration of the affected property. Any amounts not so applied to the costs of rebuilding or restoration or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided in Section 2.13(d) below.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Section 2.13(c)(iv), (v), (vi), (vii) or (viii) above shall be applied as a mandatory prepayment of principal of first, the outstanding Term Loans, with such amounts being allocated ratably between the Term Loans and the Other Term Loans, if any, and applied pro rata to the Scheduled Repayments thereof, second, after no Term Loans and Other Term Loans are outstanding, the outstanding Swing Loans, and third, the outstanding Revolving Loans.

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, amounts to be applied pursuant to this Section 2.13 shall be applied, as applicable, first to repay or prepay outstanding Base Rate Loans and second to repay or prepay Eurodollar Loans. Notwithstanding the foregoing, so long as no Event of Default exists, if the amount of any prepayment of Loans under this Section 2.13 shall be in excess of the amount of the Base Rate Loans then outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrowers, the Excess Amount shall be either (i) deposited in a cash collateral deposit account over which the Administrative Agent shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents, and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans (provided, that interest in respect of the Loans to be repaid using such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay the Loans or (ii) prepaid immediately, together with any amounts owing to the Lenders in respect thereof under Article III.

(f) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.14 Method and Place of Payment.

(a) Generally. All payments made by the Borrowers hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, (ii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Lender with a Term Commitment, pro rata on the basis of their respective Term Commitments, and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder).

(d) Timing of Payments. Any payments under this Agreement that are made later than 1:00 P.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Loan pursuant to Section 2.02 or any Lender with a Revolving Commitment defaults in its obligation to purchase or fund a participation in a Swing Loan pursuant to Section 2.04 or a Letter of Credit pursuant to Section 2.05 (a “Defaulted Loan”), then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Commitment and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable laws, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Loans pursuant to Section 2.13(a) shall, if Borrowers so direct at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.13(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Facility Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Loans pursuant to Section 2.13 shall, if Borrowers so direct at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.13, (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Outstandings shall be excluded for purposes of calculating the Commitment Fee payable to Lenders with Revolving Commitments pursuant to Section 2.11(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.11(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Revolving Facility Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender.

For purposes of this Agreement: (i) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable; (b) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Borrowers and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s); and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing; and (ii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.15, performance by the Borrowers of their obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.15. The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.16 Authority of the Parent. Each Borrower hereby irrevocably designates and appoints the Parent as its agent under this Agreement and the other Loan Documents and hereby irrevocably authorizes the Parent to give and receive notices on its behalf, and to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers (including, but not limited to, requesting a Loan or Letter of Credit for such Borrower hereunder) and perform such duties as such Borrower could exercise on its own (which the Parent may, but shall not be obligated to, do), together with such other powers as are reasonably incidental thereto, with all such actions by the Parent that purport to be on behalf of any Borrower being sufficient, without any further action or authorization by such Borrower, to bind such Borrower. Any requirement that notice be given to the Borrowers hereunder may be satisfied with a notice given only to the Parent, and any notice required to be given by the Borrowers may be satisfied with a notice given only by the Parent. The Agents, the Lenders and the LC Issuer shall be entitled to rely upon all statements, certificates, notices, consents, affidavits, letters, cablegrams, telegrams, facsimile transmissions, electronic transmissions, e-mails, telex or teletype messages, orders or other documents or conversations furnished or made by the Parent pursuant to any of the provisions of this Agreement or any of the other Loan Documents, or otherwise in connection with the transactions contemplated by the Loan Documents, as being made or furnished on behalf of, and with the effect of irrevocably binding, each Borrower, without any duty to ascertain or to inquire as to the authority of the Parent in so doing. Notwithstanding the foregoing, the Agents, the Lenders and the LC Issuer may also rely on or act in accordance with directions or instructions coming directly from any such Borrower.

Section 2.17 Addition of Borrowers.

(a) Addition of Borrowers. At the request of the Parent, any Subsidiary that is not then a Borrower hereunder may become a Borrower hereunder, provided that (i) only a Subsidiary organized under the laws of the United States or any State thereof may become a Borrower; (ii) prior to becoming a Borrower, the Parent has provided to the Administrative Agent a written request signed by the Parent and such Subsidiary, that such Subsidiary be designated as a Borrower pursuant to the terms of this Agreement; (iii) such Subsidiary shall be a wholly owned Subsidiary of a Borrower; (iv) the Parent and such Subsidiary shall have satisfied the conditions precedent set forth in Section 4.03; and (v) at the time of the request by the Parent that such Subsidiary be added as a Borrower and after giving effect to the addition of such Subsidiary as a Borrower, no Default or Event of Default shall have occurred and be continuing or shall begin to exist and continue to exist. The Lenders shall have received, at least three Business Days prior to the date any Subsidiary becomes a Borrower hereunder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(b) Notification to Lenders. Upon satisfaction by the Parent and any Subsidiary of the requirements set forth in subpart (a) above, and the Administrative Agent’s satisfaction that the addition of such Subsidiary as a Borrower hereunder is appropriately documented pursuant to this Agreement and the other Loan Documents, the Administrative Agent shall promptly notify the Parent, such Subsidiary and the Lenders thereof, whereupon such Subsidiary shall be designated a “Borrower” pursuant to the terms and conditions of this Agreement, and such Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Borrowers as if such Borrower had been the original party making such representations, warranties and covenants.

Section 2.18 Increase in Commitments.

(a) The Borrowers may, by written notice to the Agents at any time after the Closing Date and prior to the Term Loan Maturity Date, request:

(i) once, on any single occasion, Incremental Revolving Credit Commitments in an aggregate principal amount not to exceed $5,000,000 from one or more Incremental Revolving Credit Lenders which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Agents. Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $1,000,000), and (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Agents). Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans; and

(ii) on any other single occasion, Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments in an aggregate principal amount not to exceed $25,000,000 from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Agents. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Agents) and (iii) whether such Incremental Term Loan Commitments are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.

(b) The Borrowers may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrowers and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as any Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. The Borrowers and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as any Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans, and provided, further, that, if the Initial Yield on such Other Term Loans exceeds by more than 50 basis points the sum of (A) the margin then in effect for Term Loans that are Eurodollar Loans plus (B) one-quarter of the amount of such upfront fee initially paid in respect of the Term Loans (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Term Loan Margin then in effect for each such affected Type of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. As used in the prior sentence,

“Initial Yield” shall, as determined by the Administrative Agent, be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on such Other Term Loans (which shall be increased by the amount of any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made) plus (y) the Adjusted Eurodollar Rate that would be in effect for a three-month Interest Period commencing on such date) plus (z) if the Lenders making such Other Term Loans receive an upfront fee (other than a customary arrangement or underwriting fee) directly or indirectly from the Parent, any other Borrower or any Subsidiary, the amount of such upfront fee divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four. The other terms of the Incremental Term Loans and the Incremental Term Loan Assumption Agreement to the extent not consistent with the terms applicable to the Term Loans hereunder shall otherwise be reasonably satisfactory to the Agents and, to the extent that such Incremental Term Loan Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrowers or any of their respective Subsidiaries are more favorable to the Lenders making such Other Term Loans, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Term Loans remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Term Loan Assumption Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 11.12. Any such deemed amendment may be memorialized in writing by the Agents with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.18 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Agents shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent, (ii) the Agents shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, and (iii) the Borrowers would be in pro forma compliance with the covenants set forth in Section 7.07.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrowers agree that Section 3.02 shall apply to any conversion of Eurodollar Loans which are Term Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.13(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs, Illegality, etc.

(a) In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Effective Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan or the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan; or

(ii) without duplication of any determination made pursuant to clause (i), at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrowers with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrowers or, in the case of a Notice of Borrowing, shall, at the option of the Borrowers, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto), provided, however, no Lender shall be entitled to compensation under this Section 3.01(a) for any costs incurred or reductions suffered with respect to any date unless such Lender shall have notified the Borrowers that it will demand compensation for such costs or reductions not more than 180 days after the later of (i) such date, and (ii) the date on which such Lender shall have become aware of such costs or reductions and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrowers shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender

(with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction (except that no Lender shall be entitled to compensation under this Section 3.01(c) for any such amounts unless such Lender shall have notified the Borrowers that it will demand compensation for such amounts not more than 180 days after the date on which such Lender shall have become aware of such additional amounts); provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have been enacted, adopted or issued after the date of this Agreement, regardless of the date enacted, adopted or issued (even if enacted, adopted or issued before the date hereof). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

Section 3.02 Breakage Compensation. The Borrowers shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrowers pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrowers to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.02, each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Adjusted Eurodollar Rate used in determining the interest rate for such Eurodollar Loan by matching deposit or other borrowing in the interbank Eurodollar market for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 3.03 Net Payments.

(a) Except as provided for in Section 3.03(b), all payments made by the Borrowers hereunder, under any Note or any other Loan Document, including all payments made by the Borrowers pursuant to their guaranty obligations under Article X, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.03(a), (i) any tax imposed on or measured by the net income or net profits of a Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein, (ii) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with the first sentence of Section 3.03(b), (iii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located), located, and (iv) any withholding tax attributable to a Lender’s failure or inability to comply with Section 3.03(e) and that is imposed with respect to the requirements of FATCA), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes or Other Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes or Other Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.03) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. The Borrowers will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes and Other Taxes imposed on and paid by such Lender so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor. If any amounts are payable in respect of Taxes or Other Taxes pursuant to this Section 3.03(a) (a “Section 3.03(a) Payment”), the Borrowers agree to reimburse each Lender, upon the written request of such Lender, for taxes attributable to the receipt of the Section 3.03(a) Payment that are imposed on or measured by the net income, profits or franchise of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located, as the case may be, or under the laws of any political subdivision or taxing authority therein, and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such Section 3.03(a) Payment, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes and Other Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence reasonably satisfactory to the respective Lender, evidencing such payment by the Borrowers.

(b) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.06, on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by the Borrowers agrees to provide to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.06 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrowers or the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying forms (which may include Form W-8BEN) with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, along with any other appropriate documentation establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest). In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax if the Lender continues to be so entitled. No Lender shall be required by this Section 3.03(b) to deliver a form or certificate that it is not legally entitled to deliver. The Borrowers shall not be obligated pursuant to Section 3.03(a) hereof to pay additional amounts on account of or indemnify with respect to United States withholding taxes to the extent that such taxes arise solely due to a Lender’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.03(b). The Borrowers agree to pay additional amounts and indemnify each Lender in the manner set forth in Section 3.03(a) in respect of any Taxes deducted or withheld by it as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrowers pursuant to this Section 3.03, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses to the Borrowers; provided, however, that the Borrowers agree to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrowers with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

(d) If the Administrative Agent or any Lender shall become aware that it is entitled to receive a refund in respect of Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts, it shall promptly notify the Borrowers of the availability of such refund and shall, within 90 days after receipt of a request for such by the Borrowers (whether as a result of notification that it has made of such to the Borrowers or otherwise), make a claim to the applicable Governmental Authority for such refund and contest such Taxes or liabilities if (i) the Borrowers have agreed in writing to pay all of such Lender’s or Administrative Agent’s reasonable costs and expenses relating to such claim and (ii) such Lender or Administrative Agent determines, in its reasonable discretion, that it would not be materially disadvantaged or prejudiced as a result of such refund claim (it being understood that the mere existence of fees, charges, costs or expenses that the Borrowers have offered to and agreed to pay on behalf of the Lender or Administrative Agent shall not be deemed to be materially disadvantageous to such person). This Section 3.03(d) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers, the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in had the additional amounts giving rise to such refund in respect of any Taxes had never been paid.

(e) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall provide, promptly upon the reasonable demand of any Borrower or the Administrative Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Lender is in compliance with the requirements of FATCA, including Section 1471(b) of the Code, if such Lender is a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code), or Section 1472(b) of the Code, if such Lender is a non-financial foreign entity (as such term is defined in Section 1472(d) of the Code).

Section 3.04 Increased Costs to LC Issuers. If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrowers by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrowers shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction (except that no Lender shall be entitled to compensation under this Section 3.04 for any such costs or reductions unless such Lender shall have notified the Borrowers that it will demand compensation for such amounts not more than 180 days after the date on which such Lender shall have become aware of such additional costs or reductions). A certificate submitted to the Borrowers by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05 Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If (i) any Lender requests any compensation, reimbursement or other payment under Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, or (ii) the Borrowers are, or because of a matter in existence as of the date that the Borrowers are seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01, 3.02, 3.03 or 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i) Credit Agreement. This Agreement shall have been executed by the Borrowers, each Agent, each LC Issuer and each of the Lenders. Each Todd Entity shall have duly executed and delivered a Joinder Agreement to the Administrative Agent and the Lenders. The borrowers shall have delivered to the Administrative Agent the disclosure schedules to the Credit Agreement, in the form and substances satisfactory to the Agents.

(ii) Notes. The Borrowers shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(iii) [Reserved].

(iv) Security Agreement. The Credit Parties shall have duly executed and delivered a Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2 (or in the case of the Todd Entities, a joinder to the Pledge and Security Agreement), and the Credit Parties shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance reasonably satisfactory to each Agent: (A) the Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, (B) the Collateral Assignments, if any, required pursuant to the terms of the Security Agreement, (C) a Perfection Certificate, and (D) each other Security Document that is required by this Agreement or the Security Agreement. The borrowers shall have delivered to the Administrative Agent the disclosure schedules to the Credit Agreement, in the form and substances satisfactory to the Agents.

(v) Closing Date Mortgages and Landlord’s Agreements. Each Credit Party, as appropriate, shall have (A) executed and delivered to the Administrative Agent a Mortgage, in form and substance reasonably satisfactory to each Agent, with respect to each Closing Date Real Property, (B) provided to the Agents all of the other items required to be provided with respect to each such Closing Date Real Property pursuant to Section 6.10(c), each of which shall be in form and substance reasonably satisfactory to each Agent and (C) exercised commercially reasonable efforts to obtain a Landlord’s Agreement for each location on which any items of Collateral with a value in excess of $250,000 are located.

(vi) Fees and Fee Letters. The Borrowers shall have (A) paid (or contemporaneously with the Closing shall pay) the fees required to be paid pursuant to the Fee Letters on the Closing Date, and (B) paid (or contemporaneously with the closing shall pay) all reasonable and documented (in summary form) fees and expenses of each Agent and of special counsel to each Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vii) Corporate Resolutions and Approvals. The Agents shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party (including the Target (it being agreed that a recommendation by the board of directors of the Target which is neutral or not negative shall be satisfactory)) approving the Loan Documents and the Target Merger Documentation to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Transactions (including Hart-Scott-Rodino clearance) and the Loan Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance satisfactory to each Agent.

(viii) Incumbency Certificates. The Agents shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith, all of which documents to be in form and substance satisfactory to each Agent.

(ix) Opinions of Counsel. The Agents shall have received such customary opinions of counsel from counsel to the Credit Parties, including opinions of local counsel for the Credit Parties in each jurisdiction in which any Credit Party is registered under the UCC and in each jurisdiction in which the Credit Parties are required to grant a Mortgage, each of which opinions, shall be addressed to the Agents and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to each Agent.

(x) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(xi) Evidence of Insurance. The Agents shall have (A) received certificates of insurance and (B) received endorsements naming the Administrative Agent, for the benefit of the Lenders, as an additional insured on the liability insurance policies of the Credit Parties and as a loss payee on the property insurance policies of the Credit Parties.

(xii) Search Reports. The Agents shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Agents, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(xiii) Corporate Charter and Good Standing Certificates. The Agents shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original “long-form” good standing certificate or certificate of existence from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (C) original certificates of good standing or foreign qualification from each other jurisdiction in which each Credit Party is authorized or qualified to do business.

(xiv) Closing Certificate. The Agents shall have received a Closing Certificate, dated the Closing Date, of an Authorized Officer, to the effect that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (1) the Target Merger Documentation is in full force and effect in the form attached to such certificate and has not been amended, supplemented or otherwise modified in any manner adverse to the interests of the Lenders; (excluding any updates to the disclosure schedules to the Target Merger Agreement provided by the Target after December 21, 2010, to the extent such update does not give rise to a right of any party to the Target Merger Agreement to terminate the Target Merger Agreement, unless approved in writing by the Agents); and (2) both before and immediately after giving effect to the Transactions, the Specified Representations are true and correct on and as of the Closing Date in all material respects; provided that such materiality qualifier shall not be applicable to any Specified Representations that already are qualified or modified by materiality in the text thereof.

(xv) Financial Statements. The Agents and the Co-Lead Arrangers shall have received (A) unaudited consolidated financials of (i) the Parent through the most recently completed month ended no more than 30 days prior to the Closing Date and (ii) the Target for each month ended after March 28, 2010 through the most recently completed month ended no more than 30 days prior to the Closing Date, (B) an opening pro forma balance sheet as of the month end referred to in (A) above with respect to the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions), and (C) a fair salable value balance sheet of the Parent and its Subsidiaries as of the Closing Date after giving effect to the Transactions (the “Fair Salable Value Balance Sheet”), in each case in form and substance reasonably satisfactory to the Agents and the Lenders.

(xvi) Solvency Certificate. The Agents shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the Borrowers.

(xvii) Subordination Agreements. The Agents shall have received an executed copy of each of the Subordination Agreements, including a joinder signed by each Todd Entity.

(xviii) Intercompany Subordination Agreement. The Credit Parties shall have duly executed and delivered the Intercompany Subordination Agreement.

(xix) Payment of Outstanding Indebtedness, etc. The Agents shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under each of the Existing Credit Agreement (Parent) and the Existing Credit Agreement (Target) and any other Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Agents shall have received all payoff and release letters, UCC Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(xx) Target Transactions; Target Merger Documentation. The Target Acquisition (including the Merger) shall be consummated in accordance with the terms of the definitive documentation thereof (without any amendment to or waiver of any condition thereto that is adverse to the Lenders (excluding any updates to the disclosure schedules to the Target Merger Agreement provided by the Target after December 21, 2010, to the extent such update does not give rise to a right of any party to the Target Merger Agreement to terminate the Target Merger Agreement) unless approved in writing by the Agents) substantially concurrently with the consummation of the transactions contemplated by this Agreement.

(xxi) Material Adverse Effect, etc. As of the Closing Date, since September 30, 2010, no condition or event shall have occurred that has resulted in, or could reasonably be expected to result in, a “Material Adverse Effect” (as defined in the Target Merger Agreement) with respect to the Target.

(xxii) Subordinated Note Documents and Proceeds. The Borrowers shall have received the proceeds of the Subordinated Debt in an aggregate principal amount of $17,000,000 in accordance with the Subordinated Note Documents, all of which shall be in full force and effect and in form and substance reasonably satisfactory to the Agents and the Agents shall have received a copy of all of the Subordinated Note Documents certified by an officer of the Borrowers as being true, correct and complete.

(xxiii) Availability Under Revolving Facility. After giving effect to all Loans made on the Closing Date, the Revolving Availability shall be at least $10,000,000.

(xxiv) Appraisals. The Agents and the Co-Lead Arrangers shall have received (a) appraisals (regardless of appraisal value) on each dry-dock and desktop appraisals of all other machinery and equipment with a value estimated to be in excess of $1,000,000 fair market value of (I) Parent and its Subsidiaries and (II) Target and its Subsidiaries, in each case, prepared by an appraisal firm of recognized standing and adhering to appropriate professional standards that have a combined value of not less than the net depreciated book value of the appraised net fixed assets of the combined companies, and prepared as of a date satisfactory to each of the Agents and the Co-Lead Arrangers; and (B) FIRREA-compliant real property appraisals of the owned Real Property at the Swan Island Facility and the Harbor Island Facility, in each case, prepared as of a date satisfactory to each of the Agents and the Co-Lead Arrangers.

(xxv) Structure. The Borrowers shall have provided evidence reasonably satisfactory to the Agents that there has been no change since December 21, 2010 in the corporate and capital structure of the Parent and its Subsidiaries (after giving effect to the Target Transactions and the Borrowings under this Agreement other than such changes as provided for in the Target Transactions) that is materially adverse to the Lenders (it being agreed that the creation of additional wholly-owned Subsidiaries of the Parent who become parties to the Security Documents, the Guaranty and the other Loan Documents and are engaged in the same or related line(s) of business as the Parent shall not constitute a change that is materially adverse to the Lenders).

(xxvi) Patriot Act. The Agents shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(xxvii) Specified Representations. The Agents shall have received evidence satisfactory to the Agents that the Specified Representations shall be true and correct on and as of the Closing Date in all material respects; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(xxviii) Post-Closing Letter. The Borrowers and the Guarantors shall have duly executed and delivered a post-closing agreement, providing for the delivery of certain items subsequent to the Closing Date.

(xxix) Ownership; Intercompany Debt. The Agents, in their sole discretion, shall be satisfied with (i) the pro forma capital and ownership structure and the equity holder arrangements of each Borrower, and (ii) the amount, terms, conditions and holders of all intercompany indebtedness of the Borrowers and their respective Affiliates.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance;

(b) No Default; Representations and Warranties. Except with respect to Credit Events to occur on the Closing Date, at the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made; and

(c) Maximum Cash and Cash Equivalents. After giving effect to any Borrowing and the contemporaneous uses of the proceeds thereof, the Credit Parties’ cash and Cash Equivalents (excluding restricted cash subject to return to Governmental Authorities under the Credit Parties’ contracts therewith) would not exceed $15,000,000.

The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Borrowers to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 have been satisfied as of the times referred to in such Section and (ii) each Credit Event thereafter shall constitute a representation and warranty by the Borrowers to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied as of the times referred to in such Section.

Section 4.03 Conditions Precedent to Addition of Additional Borrowers. The obligation of the Lenders to make Loans, and of the LC Issuer to issue Letters of Credit, to any Borrower that becomes a Borrower under this Agreement after the Closing Date pursuant to Section 2.17, is subject to the satisfaction of each of the following conditions on or prior to the date any such Loan is made to, or Letter of Credit is issued for the account of, such Borrower:

(a) Joinder Agreement. Such Borrower shall have executed and delivered to the Administrative Agent a Joinder Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a “Joinder Agreement”), substantially in the form attached hereto as Exhibit I, pursuant to which such Borrower shall have become a party to this Agreement, the Security Agreement, the Guaranty, the Subordination Agreements and the Intercompany Subordination Agreement.

(b) Notes. Such Borrower shall have executed and delivered to the Administrative Agent a Note, for the account of each Lender that has requested a Note or replacement Notes for all previously issued Notes, in each case in the amount of each Lender’s Commitment; provided that, the aggregate face amount of all Notes issued by the Borrowers and outstanding at any time shall not exceed the Total Credit Facility Amount. To the extent that any new Notes are being issued in connection with the joinder of an additional Borrower pursuant to this Section 4.03, each of the applicable Lenders shall return to the Borrowers the Notes being replaced and mark the same “cancelled” or words to a similar effect.

(c) Other Documents. The Borrowers shall have delivered to the Administrative Agent each of the items required to be delivered pursuant to Section 4.01(vii), (viii), (ix), (x), (xi), (xii) and (xiii) above with respect to such Borrower.

(d) Amendments to Loan Documents. The Agents shall have received such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that any Agent deems necessary or appropriate in connection with the addition of such Borrower.

(e) Proceedings and Documents. All corporate and other proceedings with respect to the addition of such Borrower and all documents incidental thereto shall be reasonably satisfactory in substance and form to the Agents and the Lenders and each Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as any Agent or its special counsel or any Lender may reasonably request.

(f) Miscellaneous. The Parent and such Borrower shall have provided to the Agents and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by any Agent or Lender.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrowers make the following representations and warranties to, and agreements with, the Agents, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status. Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.01(a) hereto contains a complete and accurate list as of the Closing Date of each Subsidiary of the Borrowers, and identifies as of the Closing Date the Borrowers and each of their Subsidiaries’ chief executive office, jurisdictions where it is qualified to do business, exact legal name, U.S. tax payer identification number and organizational identification number.

Section 5.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of (A) the Target Merger Documentation, (B) any Material Contract, or (C) any document governing Material Indebtedness, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05 Litigation. There are no Actions pending or, to the knowledge of the Borrowers, threatened with respect to any Credit Party or any of their respective Subsidiaries or against any of their respective properties (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Credit Party pursuant to any of the Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans and LC Issuance will be used only for the purposes specified in the preliminary statements to this Agreement, or to consummate a Permitted Acquisition, and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the

Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrowers or of the Borrowers and their respective consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements.

(a) The Borrowers have furnished to the Agents and the Lenders complete and correct copies of: (i) the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2007, December 31, 2008 and December 31, 2009 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Parent and its consolidated Subsidiaries for the fiscal year of the Parent then ended, accompanied by the report thereon of Geffen Mesher & Co. LLP; (ii) the audited consolidated balance sheets of the Target and its consolidated Subsidiaries for the fiscal year ended March 30, 2008, March 29, 2009 and March 28, 2010 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Target and its consolidated Subsidiaries for the fiscal year of the Target then ended, accompanied by the report thereon of Grant Thorton LLP; (iii) the interim consolidated balance sheet, and the related statements of income and of cash flows, of the Parent and its Subsidiaries for the eleven months ending November 30, 2010; and (iv) the interim consolidated balance sheet, and the related statements of income, of the Target and its Subsidiaries for the eight months ending November 28, 2010. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Parent and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of the respective dates indicated and the consolidated results of their operations and cash flows (except with respect to the Target and its Subsidiaries) for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. Other than changes that in the aggregate that are not materially different than the contingent liabilities or liabilities for taxes, long-term lease or unusual forward or long-term commitments reflected on a Credit Party’s annual audited financial statements, neither the Parent and its Subsidiaries nor the Target and its Subsidiaries had, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder and the Subordinated Debt incurred on the Closing Date, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Parent and its Subsidiaries.

(b) The Financial Projections were prepared on behalf of the Borrowers in good faith after taking into account historical levels of business activity of the Parent and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Parent and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Parent’s and its Subsidiaries’ projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the

Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrowers as of the Closing Date which, if reflected in the Financial Projections, could reasonably be expected to have a Material Adverse Effect.

(c) The Pro Forma Financial Statements were prepared by the Borrowers giving pro forma effect to the Transactions, and were prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(d) The Fair Salable Value Balance Sheet was prepared by Borrowers on the same basis as the Pro Forma Financial Statements, except that the assets of the Parent and its Subsidiaries are set forth therein at their fair salable values on a going concern basis and the liabilities of the Parent and its Subsidiaries set forth therein include all material contingent liabilities of such Persons stated at the reasonably estimated present values thereof.

Section 5.08 Solvency. Before and after giving effect to each Credit Event: (i) the Credit Parties, taken as a whole, have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature; and (ii) the Credit Parties, taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Credit Parties’ debts; and the Credit Parties are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09 No Material Adverse Effect. Since December 31, 2009, with respect to Parent and its Subsidiaries (other than the Target and its Subsidiaries), since March 28, 2010, with respect to the Target and its Subsidiaries, and since the Closing Date, with respect to Parent and its Subsidiaries, there has been no change in the condition, business, or affairs of the Parent and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 5.10 Tax Returns and Payments. Each Credit Party has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments, fees and other governmental charges payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Credit Party knows of any proposed assessment for additional federal, foreign or state taxes for any period which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Parent and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.11 Title to Properties, etc. Each Credit Party has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens and there are no facts, circumstances or conditions that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. The interests of the Credit Parties and their Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of the Credit Parties, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Credit Parties and their Subsidiaries. Schedule 5.11 sets forth a complete list of Real Property owned and/or leased or subleased (as lessor or sublessor, lessee or sublessee) by the Credit Parties on the Closing Date.

Section 5.12 Lawful Operations, etc. Each Credit Party and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries has received notice to the effect that its operations are not in compliance with any Laws in any manner that could reasonably be expected to have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) Each Credit Party and each of their Subsidiaries is in material compliance with all applicable Environmental Laws. All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith. No Credit Party nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property and, except as set forth on Schedule 5.13(a), no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder that could reasonably be expected to result in Material Environmental Liabilities and Costs. Except as set forth on Schedule 5.13(a) (none of which Environmental Claims would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), there are no Environmental Claims pending or, to the best knowledge of any Credit Party, threatened against any Credit Party or any of its properties which could reasonably be expected to result in Material Environmental Liabilities and Costs. Except as set forth on Schedule 5.13(a), there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of a Material Environmental Liabilities and Costs against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law.

(b) Except as set forth on Schedule 5.13(b), Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or could give rise to liability under Environmental Laws and is reasonably likely to result in Material Environmental Liabilities and Costs.

Section 5.14 Compliance with ERISA. Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Credit Parties, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all material contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) except as disclosed on Schedule 5.14, is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, and (iv) has not incurred any material liability under Title IV of ERISA to the PBGC with respect to any Plan or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Credit Parties or any ERISA Affiliate in respect thereof. Except as disclosed on Schedule 5.14, no Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate is as of the Closing Date, or has been at any time within the five years preceding the Closing Date, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Agents and the Lenders in writing.

Section 5.15 Intellectual Property, etc. Each Credit Party and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.15 sets forth a complete list of all material licenses, trade names and service marks and all registered patents, trademarks and copyrights of the Credit Parties.

Section 5.16 Investment Company Act, etc. No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended.

Section 5.17 Insurance. The Credit Parties and their Subsidiaries maintain property, casualty, liability and flood insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03. Schedule 5.17 sets forth a complete list of all such insurance maintained by the Credit Parties on the Closing Date.

Section 5.18 Burdensome Contracts; Labor Relations. No Credit Party nor any of its Subsidiaries (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Borrower nor any of their Subsidiaries has suffered any strikes, walkouts or work stoppages in the five years preceding the Closing Date.

Section 5.19 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

Section 5.20 True and Complete Disclosure. The factual information, taken as a whole, heretofore or contemporaneously furnished by or on behalf of any Credit Party to any Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information, taken as a whole, hereafter furnished by or on behalf of such Person in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and such factual information does not and will not be incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided, except that all information consisting of financial projections prepared by any Credit Party or any Subsidiary is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 5.21 [Reserved].

Section 5.22 Capitalization. As of the Closing Date, Schedule 5.22 sets forth a true, complete and accurate description of the equity capital structure of the Parent and each of its Subsidiaries (after giving effect to the Transactions) showing, for each such Person, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 5.22, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party, (b) there are no obligations of any Credit Party to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Credit Party is a party or of which any Credit Party has knowledge that could directly or indirectly affect the capital structure of any Credit Party. The Equity Interests of each Credit Party described on Schedule 5.22 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.22, free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.23 Target Merger Documentation.

(a) Each Credit Party has the power and authority to enter into the Target Merger Documentation to which it is a party and has duly authorized, executed and delivered such Target Merger Documentation. The Target Merger Documentation constitutes the legal, valid and binding obligations of each Credit Party thereto enforceable against such Credit Party in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(b) As of the Closing Date, (i) each of the representations and warranties made by the Credit Parties (other than the Target and its Subsidiaries) in the Target Merger Documentation is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) to the knowledge of the Credit Parties, each of the representations and warranties made by the Target and its Subsidiaries (but excluding any other Credit Party) in the Target Merger Documentation is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.24 Senior Obligations. All Obligations and fees and expenses in connection therewith constitute “Senior Indebtedness” or similar term relating to the Obligations, and all Obligations are entitled to the benefits of the subordination created by the Subordinated Debt Documents. Each Credit Party acknowledges that each Agent, each Lender and the LC Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Subordinated Debt Documents.

Section 5.25 Anti-Terrorism and Anti-Money Laundering Law Compliance. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.26 Location of Bank Accounts. Schedule 5.26 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 5.27 Material Contracts. Schedule 5.27 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, all such Material Contracts are in full force and effect and no defaults by a Credit Party currently exist thereunder which could reasonably be expected to result in a Material Adverse Effect. The Borrowers have provided to the Agents accurate and complete copies of all of the Material Contracts set forth on Schedule 5.27.

Section 5.28 Affiliate Transactions. Except as set forth on Schedule 5.28, as of the date of this Agreement, there are no existing or proposed agreements, arrangements or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than the Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any such Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.

Section 5.29 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements. The Borrowers will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within (i) 120 days after the close of the fiscal year of (A) the Parent ending December 31, 2010 and (B) if available, the Target ending on or about March 31, 2011, and (ii) 90 days after the close of the fiscal year ending December 31, 2011 and each fiscal year thereafter of the Parent, the audited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries (or the Target and its Subsidiaries, as applicable) as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Parent and acceptable to the Agents (it being agreed that Geffen Mesher & Co LLP, the Parent’s accountant as of the Closing Date, is an independent public accountant acceptable to the Agents for at least the fiscal year ending December 31, 2010), which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated and consolidating financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its consolidated subsidiaries (or the Target and its consolidated subsidiaries, as applicable) as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Parent, the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year and to the consolidated budget, and which shall be certified on behalf of the Parent by the Chief Financial Officer of the Parent, subject to changes resulting from normal year-end audit adjustments, and together with the balance sheets and statements of income and cash flows for the fiscal quarter ended December 31, 2010, a calculation of Consolidated EBITDA for such fiscal quarter and a calculation of cash Consolidated Income Tax Expense, cash Capital Distributions and unfinanced Consolidated Capital Expenditures for such fiscal quarter, which calculations shall, after confirmation of such amounts by the Agents, be the Fourth Quarter 2010 EBITDA Amount and the Fourth Quarter 2010 Fixed Charge Amounts, respectively.

(c) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each fiscal month of the Parent, the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such monthly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Parent by the Chief Financial Officer of the Parent (or another Financial Officer acceptable to the Administrative Agent), subject to changes resulting from normal year-end audit adjustments.

(d) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, and (B) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the Target, the consolidated financial statements of the Credit Parties delivered pursuant to Sections 6.01(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a Narrative Report with respect to such financial statements and any other operating reports in respect of such financial statements prepared by management for such period.

(e) Budgets and Forecasts. Not later than 30 days after the commencement of any fiscal year of the Parent and its Subsidiaries, commencing with the fiscal year ending December 31, 2011, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(f) Notices. Promptly, and in any event within three Business Days, after any Credit Party or any Subsidiary obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary or the occurrence of any other event, if the same could be reasonably likely to have a Material Adverse Effect;

(iii) any event that could reasonably be expected to have a Material Adverse Effect; or

(iv) any amendment or waiver of the terms of, or notice of default under, the Subordinated Debt Documents.

(g) ERISA. Promptly, and in any event within 10 days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrowers will deliver to the Agents and each of the Lenders a certificate of an Authorized Officer of the Parent setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(h) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to result in Material Environmental Liabilities and Costs: (i) any

pending or threatened Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries (including the receipt of any information request letters pursuant to Section 104(e) of CERCLA); (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (A) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental or other agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto. Beginning with the fiscal year ending December 31, 2011, concurrently with the delivery of the financial statements delivered pursuant to Section 6.01(a) above, each Credit Party shall deliver to the Agents and each Lender an annual report summarizing the status of Material Environmental Liabilities and Costs for such Credit Party’s and its Subsidiary’s properties (each, an “Annual Report”). Each Annual Report shall describe in reasonable detail, the status of negotiations, the payment of any such claims and any projected payments for such claims. Specifically, each Annual Report will address: (1) any Material Environmental Liabilities and Costs and related Environmental Claim, including claims related to asbestos exposure or exposure to any other hazardous material; and, (2) any CERCLA action (or State Law equivalent), including claims of natural resource damages, where the Credit Party or its Subsidiary is liable or considered potentially liable under CERCLA or State Law. In addition to the requirements specified in the immediately preceding sentence, each Annual Report shall also include a status of each Credit Party’s and its Subsidiary’s improvements of its Environmental, Health and Safety management programs as recommended by the Environmental Assessment Reports and such Annual Report shall describe in reasonable detail improvements including housekeeping and hazardous material handling and storage practices at such Credit Party’s and its Subsidiary’s properties.

(i) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (i) so long as the Agents and each Lender have received notification of the same.

(j) [Reserved].

(k) Auditors’ Internal Control Comment Letters, Management Letters; etc. Promptly upon receipt thereof, a copy of each management letter of such accountants addressed to the Parent or any other Credit Party and each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to such Credit Party or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of the Parent or any of its Subsidiaries.

(l) Information Relating to Collateral. At the time of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrowers (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material property, casualty, liability and flood insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding fiscal year, and (iii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(m) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Credit Party to or from the holders of any Material Indebtedness (other than Indebtedness under this Agreement) or any trustee with respect thereto, excluding routine, non-material notices sent to or received from sureties in the ordinary course of business.

(n) Proposed Amendments, etc. to Certain Agreements. No later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Subordinated Debt Document, any other Material Indebtedness or any other agreement or instrument subject to the restrictions contained in Section 7.12 or Section 7.13.

(o) Notice Regarding Material Contracts. Promptly, and in any event within 10 Business Days after any Material Contract of any Credit Party is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, no notice will be required in connection with the expiry of a Material Contract pursuant to its terms.

(p) Violation of Anti-Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person that owns, directly or indirectly, any Equity Interests of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws, such Credit Party will notify the Agents and (ii) upon the request of any Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information such Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act.

(q) Related Party Notes. Promptly after the transmission or receipt thereof, as applicable, (i) copies of all notices received or sent by Frank J. Foti to or from the holders of any Related Party Notes, and (ii) evidence of payment of the premiums for the life insurance policy issued pursuant to the Judgment (as defined in the Related Party Pledge Agreement) for the benefit of Schiffhauer (as defined in the Related Party Pledge Agreement). Immediately, notice of any non-payment of any amount due under any Related Party Note.

(r) Real Property Appraisals. Upon any Agent’s request from time to time, the Credit Parties shall permit and enable such Agent to obtain appraisals in form and substance (excluding value) and from appraisers reasonably satisfactory to such Agent stating the fair market value of any Real Property of any Credit Party or any Subsidiary of any Credit Party, including any appraisal required to comply with FIRREA; provided, that notwithstanding any provision herein to the contrary, in addition to any appraisals required pursuant to Section 6.10, the Credit Parties shall only be obligated to reimburse the Agents for the expenses of one such appraisal during any period of 12 months following the Closing Date and two such appraisals during the period from the Closing Date through the Maturity Date so long as, in each case, an Event of Default is not continuing.

(s) Other Information. Promptly upon the reasonable request therefor (and in any events within 10 days of such request), such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary or the Collateral as any Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Section 6.02 Books, Records and Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of any of the Agents or Lenders to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as any of the Agents or Lenders (through the Administrative Agent) may request; provided, that unless an Event of Default has occurred and is continuing, the Agents and the Lenders and their designated representatives shall be limited to one such inspection during each fiscal year.

Section 6.03 Insurance.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain property, casualty and liability insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Credit Parties and their Subsidiaries as of the Closing Date, and (ii) forthwith upon any Agent’s or any Lender’s written request, furnish to such Agent or such Lender such information about such insurance as such Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Agent or such Lender and certified by an Authorized Officer of the Borrowers.

(b) To the extent required by Section 6.03(a) above, each Credit Party will at all times keep its respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Credit Parties) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(c) If any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers agree to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.

Section 6.04 Payment of Taxes and Claims. Each Credit Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207), with respect to its employees subject thereto, and any comparable provisions of applicable law, except to the extent the failure to do so would not cause a material liability to the Credit Parties.

Section 6.05 Corporate Franchises. Each Credit Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, qualification, franchises, licenses and permits except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06 Good Repair. Each Credit Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment necessary in the operation of its business or otherwise used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted and in light of the condition of such properties and equipment in the aggregate on the Closing Date, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Statutes, etc. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the operation of its business and the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to result in Material Environmental Liabilities and Costs.

(b) Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to result in Material Environmental Liabilities and Costs.

(d) If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental

Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

(e) Without limiting the foregoing, if an Event of Default is continuing or if any Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities and Costs, then each Credit Party shall, promptly upon receipt of request from such Agent, cause the performance of, and allow such Agent and its Related Persons access to such Real Property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as such Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by such Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to such Agent and shall be in form and substance reasonably acceptable to such Agent.

Section 6.09 Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Domestic Subsidiary that is not already a party to the Guaranty, such Credit Party will promptly, but in any event within 10 Business Days, cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Guaranty Supplement (as defined in the Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as any Agent shall reasonably request, in each case, in form and substance satisfactory to the Agents and (c) to the extent applicable, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10. In the event that any Person becomes a Foreign Subsidiary of a Borrower, and the ownership interests of such Foreign Subsidiary are owned by a Borrower or by any Domestic Subsidiary thereof, such Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10(b), and such Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 6.10(b).

Section 6.10 Additional Security; Real Property Matters; Further Assurances.

(a) Additional Security. Subject to subpart (b) below and to the provisions of the Security Agreement, if any Credit Party, following the Effective Date, acquires, owns or holds an interest in any Material Real Property, any dry dock or any personal property that is not at the time included in the Collateral, the Borrowers will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the Credit Party will, or will cause such Subsidiary to, within 10 Business Days (or such longer period to which the Administrative Agent may agree in its sole discretion) following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors a

Lien on all such owned Material Real Property (and, if requested by the Administrative Agent, shall use its best efforts to grant a Lien on any leased Material Real Property), such dry dock or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Agents deem appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document. Furthermore, the Borrowers or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions, a Perfection Certificate, consents of landlords (if the same can be obtained through commercially reasonable efforts), Landlord’s Agreements (if the same can be obtained through commercially reasonable efforts) and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Documents or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Equity Interests designated as voting and 100% of the Equity Interests designated as non-voting in any first-tier Foreign Subsidiary, (ii) pledge (or cause to be pledged) any Equity Interests in any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, or (iii) cause a Foreign Subsidiary to join in the Guaranty or to become a party to the Security Agreement or any other Security Document, if to do so would subject the Borrowers or any of their Subsidiaries to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount the Borrowers considers material.

(c) Real Property Matters. The Credit Parties shall have delivered to the Administrative Agent (x) with respect to each parcel of Closing Date Real Property, and (y) with respect to each parcel of Material Real Property acquired by a Credit Party after the Closing Date, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.10(a) above, within 20 days after such parcel of Real Property becomes subject to a Mortgage, all of the following:

(i) an American Land Title Association (ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated or appraised value of the property involved, insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include to the extent available an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(ii) unless delivered pursuant to clause (i), a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage and satisfactory in form and substance to the Administrative Agent;

(iii) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real Property;

(iv) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Real Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

(v) a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such Real Property, certified in a manner satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;

(vi) a certificate of the Borrowers identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and all such environmental reports shall be satisfactory in form and substance to the Administrative Agent;

(vii) an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Administrative Agent may reasonably request;

(viii) upon request of the Administrative Agent, or as may be otherwise requested for compliance with FIRREA, the Agents and the Lenders shall have received appraisals, satisfactory in form and substance to the Administrative Agent and complying with FIRREA, dated not more than 60 days prior to the date of execution of each Mortgage and addressed to the Administrative Agent and the Lenders or accompanied by a separate letter indicating that the Administrative Agent and the Lenders may rely thereon, from one or more nationally recognized appraisal firms, satisfactory to the Administrative Agent, covering (i) the Real Properties, and (ii) all other tangible property, plant and equipment with an estimated fair market value in excess of $1,000,000 owned by the Borrowers or any of their respective Subsidiaries, that is to be subjected to the Lien of the Security Agreement and is located at any plant or facility owned or leased by the Borrowers or any of their Subsidiaries in the United States of America, which appraisals shall set forth (A) the “fair market value” of such property (i.e., the amount at which such property would equitably exchange between a willing buyer and a willing seller, neither being under a compulsion and both having reasonable knowledge of all relevant facts on the premise that such property will continue in its present use as part of an ongoing business enterprise), (B) the “orderly disposal value” of such property (i.e., the amount that may be realized through a forced sale disposal of such property when a reasonable time to find a buyer is allowed), and (C) the “forced liquidation value” of such property (i.e., the amount that may be realized through an immediate forced sale disposal of such property), in each case as determined in accordance with sound appraisal standards; and

(ix) Taxes. The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in this Section 6.10(c), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.

(d) Landlord/Mortgagee/Bailee Waivers. The Credit Parties will promptly upon request of the Administrative Agent make commercially reasonable efforts to obtain, and will make commercially reasonable efforts to maintain in effect, Landlord’s Agreements on any Real Property (i) on which any items of Collateral with an aggregate value in excess of $250,000 are located, (ii) that functions as the chief executive office for any Credit Party or (iii) at which material books and records of any Credit Party are located, in each case in form and substance acceptable to the Administrative Agent.

(e) Further Assurances. The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require, including (subject to the terms of the Security Agreement) any documents, instruments and filings required by the Security Agreement pursuant to the Assignment of Claims Act of 1940. If at any time any Agent determines, based on applicable law, that all applicable taxes (including mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrowers shall promptly pay the same upon demand.

(f) Non-Perfection in Certain Items of Collateral. Notwithstanding anything in this Section or elsewhere in this Agreement or any other Loan Document to the contrary, to the extent the Agents, in their sole discretion, determine that the expense associated with perfecting, recording or filing the security interests or Liens granted or to be granted pursuant to any Security Document in any item of Collateral exceeds the benefits to the Agents, the Lender and the other parties, if any secured thereby, attained or to be attained by such perfection, recording or filing, the Agents may waive the requirements of perfecting, recording or filing such security interest or Lien in such Collateral.

Section 6.11 Most Favored Covenant Status. If any Credit Party at any time after the Closing Date enters into or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, the Borrowers shall promptly so notify the Administrative Agent and the Lenders and, if any Agent shall so requests by written notice to the Borrowers (at the direction of the Required Lenders and after a determination has been made by the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Borrowers, the Administrative Agent and the Required Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Loan Documents, all at the election of the Administrative Agent and the Required Lenders.

Section 6.12 Control Agreements. The Credit Parties will enter into, and will maintain in effect, Control Agreements with respect to each Deposit Account (excluding any payroll account so long as such payroll account is a zero balance account) and lock-box account maintained by the Credit Parties after the Closing Date. Each such Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.13 Senior Debt. The Obligations shall, and the Credit Parties shall take all necessary action to ensure that the Obligations shall, at all times rank (a) at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior Secured Indebtedness of the Credit Parties and (b) prior in right of payment, to the extent set forth in the Subordination Agreement, to the Subordinated Debt.

Section 6.14 Subordination. Each Credit Party shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates (other than, in the case of management of the Credit Parties, (w) payroll obligations, (x) other obligations not in excess of $250,000, (y) Member Guaranteed Payments and (z) the Guaranty Fee) to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with the Intercompany Subordination Agreement or another subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.15 Lender Meetings. The Credit Parties will, upon the request of any Agent or the Required Lenders, participate in a meeting of the Agents and the Lenders once during each fiscal year to be held at the Parent’s corporate offices (or at such other location as may be agreed to by the Borrowers and such Agent) at such time as may be agreed to by the Borrowers and such Agent.

Section 6.16 Hedging Arrangements. No later than 30 days after the Closing Date, the Borrowers shall have entered into a Hedge Agreement or designated an existing Hedge Agreement as a Designated Hedge Agreement, or both, in each case of the type referred to in clause (i) of the definition of a Hedge Agreement with a Lender or an Affiliate of a Lender or another counterparty reasonably acceptable to the Administrative Agent (and if such counterparty is not a Lender, reasonably satisfactory intercreditor arrangements shall have been entered into) such that the aggregate notional amount of such Hedge Agreements equals no less than 50% of the aggregate amount of the outstanding Term Loans (excluding any Incremental Term Loans) and has a weighted-average term of not less than three years, which interest rate protection agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall conform to ISDA standards.

Section 6.17 Use of Proceeds. The Borrowers will use proceeds of all Loans and LC Issuances solely for the purposes specified in the preliminary statements to this Agreement or in connection with a Permitted Acquisition and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full as follows:

Section 7.01 Changes in Business. No Credit Party nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Subsidiaries on the Closing Date and any other business reasonably related thereto.

Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

(a) the Transactions contemplated by the Transaction Documents;

(b) the merger, consolidation or amalgamation of (i) a Borrower (other than the Parent) into another Borrower; (ii) any Subsidiary of a Borrower with or into a Borrower, provided such Borrower is the surviving or continuing or resulting corporation; (iii) any Subsidiary of a Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (iv) any Foreign Subsidiary of a Borrower with or into any other Foreign Subsidiary of a Borrower;

(c) any Asset Sale by (i) a Borrower to any other Domestic Credit Party, (ii) any Subsidiary of a Borrower to any Domestic Credit Party; or (iii) any Foreign Subsidiary of a Borrower to any other Foreign Subsidiary of a Borrower;

(d) any transaction permitted pursuant to Section 7.05;

(e) any Asset Sale to the extent that such property is exchanged substantially contemporaneously for credit against the purchase price of similar replacement property;

(f) in addition to any Asset Sale permitted above, the Parent or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 90% of such consideration consists of cash; (ii) in the case of any Asset Sale involving consideration in excess of $1,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Borrowers shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all such Asset Sales made pursuant to this subpart during any fiscal year of the Borrowers shall not exceed $5,000,000 in any fiscal year and $20,000,000 in the aggregate for all such Asset Sales over the life of this Agreement; and

(g) the Parent or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided, that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

Section 7.03 Liens. No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.03 hereto and extensions or renewals of such Liens, so long as such Liens being extended or renewed do not extend to any other property or assets other than replacements and the aggregate principal amount of Indebtedness secured by such Liens is not increased;

(c) Liens (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Credit Parties or any of their respective Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Credit Parties or any of their respective Subsidiaries; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets other than replacements;

(d) any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement;

(e) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Credit Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided, that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; or

(f) in addition to any Lien pursuant to any of the foregoing subparts, Liens with respect to obligations that do not in the aggregate exceed $1,000,000 at any one time.

Section 7.04 Indebtedness. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any of their respective Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) the Indebtedness set forth on Schedule 7.04 hereto, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) (i) Indebtedness consisting of Capitalized Lease Obligations of the Credit Parties and their Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided, the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $5,000,000 at any time;

(d) [Reserved];

(e) any intercompany loans (i) made by a Credit Party to any other Credit Party; or (ii) made by any Foreign Subsidiary of a Borrower to any other Foreign Subsidiary of a Borrower, provided such intercompany loans are in a form approved by the Administrative Agent or are subject to the Intercompany Subordination Agreement;

(f) Indebtedness of the Parent and its Subsidiaries under Hedge Agreements, provided, such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(g) Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

(h) Indebtedness evidenced by the Subordinated Note Documents in an initial aggregate principal amount not to exceed $17,000,000 and such Subordinated Debt is subject to the Subordination Agreements at all times;

(i) Indebtedness in respect of bid, performance or surety bonds issued for the account of a Credit Party or any Subsidiary in the ordinary course of business, including guarantees of obligations of such Person with respect to letters of credit supporting such bid, performance or surety obligations in the aggregate amount not to exceed $50,000,000 or $20,000,000 individually;

(j) Indebtedness assumed in connection with a Permitted Acquisition or issued by the Parent or any Subsidiary to the seller or sellers of an entity being acquired in connection with a Permitted Acquisition, provided, that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $5,000,000;

(k) Indebtedness arising from (i) honoring by a bank or other financial institution of a check or draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(l) additional unsecured Indebtedness of the Borrowers or any of their respective Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $7,500,000 at any time.

Section 7.05 Investments and Guaranty Obligations. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Parent or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Parent and its Subsidiaries may create, acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided, the aggregate outstanding amount of all such loans and advances shall not exceed $500,000 at any time;

(f) to the extent not otherwise permitted by the other subparts of this Section 7.05, Investments existing as of the Closing Date and described on Schedule 7.05 hereto;

(g) any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Agents, each LC Issuer and the Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

(h) Investments of the Borrowers and their respective Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) of the Borrowers or any of their respective Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Borrowers in any Domestic Credit Party made after the Closing Date, or (iii) of any Domestic Credit Party in any other Domestic Credit Party (other than the Borrowers) made after the Closing Date;

(j) Investments of any Foreign Subsidiary in any other Subsidiary of a Borrower;

(k) intercompany loans and advances permitted by Section 7.04(e);

(l) the Acquisitions permitted by Section 7.02(g);

(m) any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party that is permitted by Section 7.04 (including the Subordinated Debt);

(n) other Investments by the Borrowers or any Subsidiary of a Borrower in any other Person (other than the Borrowers or any of their respective Subsidiaries) made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $3,000,000, taking into account the repayment of any loans or advances comprising such Investments.

Section 7.06 Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrowers or any of their respective Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)(i) a Borrower may declare and pay or make Capital Distributions to another Borrower, (ii) any Subsidiary of a Borrower may declare and pay or make Capital Distributions to a Borrower or any Subsidiary Guarantor, and (iii) any Foreign Subsidiary of a Borrower may declare and pay or make Capital Distributions to any other Foreign Subsidiary, a Borrower or any Subsidiary Guarantor; and

(c) so long as the Parent continues to qualify for tax treatment as if it were a partnership for U.S. federal income tax purposes, cash distributions to the members of the Parent in respect of any fiscal year to cover such member’s U.S. federal, state and local income tax liability arising as a direct result of the Parent’s reported income for tax purposes for such fiscal year in accordance with Article III of the Third Restated Operating Agreement of the Parent (as in effect on the Effective Date) and consistent with past practice;

(d) the Borrowers may make Permitted Subordinated Debt Payments (as defined in each of the Subordination Agreements), in each case subject to the terms and conditions of the Subordination Agreements;

(e) the Parent shall make cash distributions to the members of the Parent existing as of the Closing Date on a pro rata basis based on the ownership percentages of the Parent set forth on Schedule 5.22 hereto in an amount such that the amount Frank J. Foti receives is equal to the interest and principal payments required to be paid by Frank J. Foti under the Related Party Notes and the annual premium of the life insurance policy issued pursuant to the Judgment (as defined in the Related Party Pledge Agreement) for the benefit of Schiffhauer (as defined in the Related Party Pledge Agreement); provided, however, that such payments shall be consistent with past practice and shall be paid not more than 30 days prior to the date such interest or principal payment or such annual premium is due and owing;

(f) the Parent may make (i) payments required to be made to participants in the Parent’s UAR Plan and (ii) Member Guaranteed Payments to members of the Parent; and

(g) in addition to the Restricted Payments otherwise permitted pursuant to this Section 7.06, the Parent may make Capital Distributions to members of the Parent and may pay cash or accrued interest on the Subordinated Debt (in lieu of such interest accruing) in accordance with Section 3.1(c) of the Subordinated Note Agreement and Section 1.1(c) of the Foti Subordinated Note, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Parent and its Subsidiaries will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Capital Distribution and interest payment, as applicable, (iii) the Parent and its Subsidiaries will have a Total Leverage Ratio of less than 2.0 to 1.0 for the next eight Testing Periods after giving pro forma effect to each such Capital Distribution and interest payment, as applicable, (iv) immediately after giving effect to any such Capital Distribution and interest payment, as applicable, the Credit Parties’ unrestricted cash, together with Revolving Availability, shall be no less than $15,000,000 and (v) the total amount of Capital Distributions and interest payments made pursuant to this Section 7.06(g) shall not exceed the annual amounts for any fiscal year set forth in the table below based on Total Leverage Ratio of the Credit Parties and their Subsidiaries after giving pro forma effect to such Capital Distributions and interest payments:

Total Leverage Ratio	Aggregate Annual Amount of Capital Distributions and Interest Payments
>2.0 to 1.0	$0
< 2.0 to 1.0 and >1.0 to 1.0	$5,000,000
< 1.0 to 1.0	$10,000,000

Section 7.07 Financial Covenants.

(a) Total Leverage Ratio. The Credit Parties will not permit the Total Leverage Ratio of the Credit Parties and their Subsidiaries to be greater than the maximum ratio specified below during the period opposite such maximum ratio:

Testing Period Ended	Maximum Ratio
March 31, 2011	4.00 to 1.00
June 30, 2011 through and including September 30, 2011	3.85 to 1.00
December 31, 2011 through and including September 30, 2012	3.75 to 1.00
December 31, 2012 through and including September 30, 2013	3.25 to 1.00
December 31, 2013 through and including September 30, 2014	2.75 to 1.00
December 31, 2014 through and including September 30, 2015	2.50 to 1.00
December 31, 2015 and thereafter	2.25 to 1.00

(b) Fixed Charge Coverage Ratio. The Credit Parties will not permit at any time the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries to be less than the minimum ratio specified below during the period opposite such minimum amount:

Testing Period Ended	Minimum Ratio
June 30, 2011 through and including September 30, 2015	1.15 to 1.00
December 31, 2015 and thereafter	1.20 to 1.00

(c) Limitation on Capital Expenditures. The Credit Parties will not permit the aggregate amount of Capital Expenditures for the Credit Parties and their Subsidiaries made in any fiscal year set forth below to exceed the amount set forth opposite such fiscal year:

Fiscal Year	Capital Expenditure Amount
2011	$9,000,000
2012	$10,000,000
2013 and each Fiscal Year thereafter	$11,000,000

provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.07(c) for such fiscal year (before giving effect to any carryover), then the amount of such shortfall may, so long as no Default or Event of Default has occurred and is then continuing, be added to the amount of Capital Expenditures permitted under this Section 7.07(c) for the immediately succeeding (but not any other) fiscal year, and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

Section 7.08 Limitation on Certain Restrictive Agreements. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Credit Party or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Subsidiary, or pay any Indebtedness owed to any Credit Party or any Subsidiary, or to make loans or advances to any Credit Party or any Subsidiary, or transfer any of its property or assets to any Credit Party or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary of a Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of a Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person and (x) the Subordinated Note Documents.

Section 7.09 Transactions with Affiliates. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of a Borrower, any Subsidiary or any other Borrower, and in the case of a Subsidiary, a Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) agreements and transactions with and payments to officers, directors (including fees for service as a director) and shareholders that are entered into in the ordinary course of business, not prohibited by any of the other provisions of this Agreement and consistent with the practices of the Borrowers in existence on the Closing Date and (ii) the payment of the Guaranty Fee to Frank J. Foti.

Section 7.10 Plan Terminations, Minimum Funding, etc. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Credit Parties, their Subsidiaries or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Parent’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Credit Parties, their Subsidiaries or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) permit the imposition of a Lien pursuant to Section 303(k) of ERISA with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan other than those identified on Schedule 7.10.

Section 7.11 [Reserved].

Section 7.12 Modification of Certain Agreements. Without the prior written consent of the Required Lenders, no Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any Subordinated Note Document unless such amendment, modification, supplement, waiver or other change is permitted by the terms and conditions of the Subordination Agreement;

(b) any of the terms of any preferred Equity Interests of the Credit Parties (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and that (i) extends the scheduled redemption date or reduces the amount of any scheduled redemption payment or (ii) reduces the rate or extends any date for payment of dividends thereon);

(c) any Credit Party’s Organizational Documents, if such amendment, modification, supplement, waiver or other change is adverse to the interest of the Lenders;

(d) any Related Party Note or the Related Party Pledge Agreement; or

(e) any Material Indebtedness Agreement (other than the Subordinated Note Documents) in any manner adverse to the interests of the Lenders.

Section 7.13 Amendments to Target Merger Documentation. Without the prior written consent of the Agents, no Credit Party will amend, supplement, waive or otherwise modify, or consent or agree to any amendment, supplement, waiver or other modification to, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in any Target Merger Documentation in any manner adverse to the Secured Creditors.

Section 7.14 Bank Accounts. No Credit Party shall establish any new Deposit Accounts unless the Administrative Agent and the depository institution at which the account is to be opened enter into a Control Agreement pursuant to which such depository institution acknowledges the security interest of the Administrative Agent in such Deposit Account, agrees to comply with instructions originated by the Administrative Agent following the occurrence and during the continuation of an Event of Default directing disposition of the funds in the Deposit Account without further consent from the Borrowers or such Credit Party, and agrees to subordinate and limit any security interest the bank may have in the Deposit Account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to the Administrative Agent.

Section 7.15 Anti-Terrorism Laws. No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Borrowers or any other Credit Party.

Section 7.16 Fiscal Year. Other than the conversion of Target and its Subsidiaries to a fiscal year end of December 31, no Credit Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year end from December 31.

Section 7.17 Issuance of Disqualified Equity Interests. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Equity Interests.

Section 7.18 Sale and Lease-Back Transaction. Except as approved in writing by the Agents and the Required Lenders, no Credit Party will enter into any Sale and Lease-Back Transaction.

Section 7.19 Accounting Changes. Each Credit Party will not, and will not permit any of its Subsidiaries to, make or permit any material change in its accounting policies or financial reporting practices and procedures, except changes in accounting policies which are required or permitted by GAAP and changes in financial reporting practices and procedures which are required or permitted by GAAP, in each case as to which the Credit Parties shall have delivered to the Administrative Agent prior to the effectiveness of any such material change a report prepared by a Financial Officer of the Parent describing such material change and explaining in reasonable detail the basis therefor and effect thereof.

Section 7.20 Hedge Agreements. No Borrower will, nor will any Borrower permit any of its Subsidiaries to, directly or indirectly, incur obligations, liabilities and Indebtedness owing under any and all Hedge Agreements or any document, instrument or agreement evidencing obligations arising under any Hedge Agreement (collectively, the “Hedging Documents”) related to a maximum aggregate notional amount under all then outstanding Hedging Documents equal to or in excess of 55% of the initial aggregate principal amount of all Term Loans (including all Incremental Term Loans).

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrowers shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit when required to do so hereunder; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrowers or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of which made or furnished or deemed made or furnished; or

(c) Certain Covenants: the Borrowers shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.03, 6.09 through 6.17, or Article VII of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrowers receiving written notice of such default from any Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements; Designated Hedge Agreements: any Credit Party or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Invalidity of Loan Documents: any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Administrative Agent fails to have; or

(g) Invalidity of Liens: any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Administrative Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on any Collateral covered thereby, in each case for any reason other than an affirmative act by any Agent or Lender or the failure of any Agent or Lender to take any action within its control; or

(h) Judgments: (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, could result in a judgment order or decree) shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $10,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against any Credit Party and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $10,0000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(i) Insolvency Event: any Insolvency Event shall occur with respect to (i) any Borrower; (ii) any other Credit Party or (iii) any of its other Subsidiaries having assets in excess of $5,000,000; or

(j) ERISA: any ERISA Event shall have occurred and either (i) such event or events could reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien pursuant to Section 303(k) or 4068 of ERISA; or

(k) Change of Control: if there occurs a Change of Control; or

(l) Cessation of Business: any cessation of a substantial part of the business of any Credit Party for a period that could reasonably be expected to have a Material Adverse Effect; or

(m) Environmental: any Environmental Liabilities and Costs of the Parent and its Subsidiaries (other than (i) Environmental Liabilities and Costs covered by insurance, as to which the carrier has adequate claims-paying ability and has not effectively disclaimed coverage and (ii) those Environmental Liabilities and Costs addressed in Table 1-3 (Project Hancock Summary Memorandum by ERM, dated November 12, 2010) and Table 2a-2c (Project Vigor Summary Memorandum by ERM, dated November 30, 2010) of the Environmental Assessment Reports but

only to the extent that actual 5-year costs do not exceed the Most Likely Case (as defined in the Environmental Assessment Reports) estimates in said tables), the payment of which is reasonably probable and which could reasonably be expected to result in Environmental Liabilities and Costs in excess of $10,000,000 (after taking into consideration available claims or rights of recovery that the Parent and its Subsidiaries may have against any third-party, to the extent reasonably expected to be realized); or

(n) Subordinated Affiliate Obligations: any Affiliate of any Credit Party holding obligations of any Credit Party that are subordinated to the Obligations shall fail to perform or comply with any of the subordination provisions of any subordination agreement or other subordination document evidencing or governing such obligations; or

(o) Subordinated Indebtedness: (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, any Subordinated Debt Document, (ii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Subordinated Debt Document, (iii) any holder of Subordinated Indebtedness that is an Affiliate of any Credit Party shall fail to perform or comply with any of the subordination provisions of the Subordinated Debt Document evidencing or governing such Subordinated Indebtedness, or (iv) the subordination provisions of the Subordination Agreement or of any other documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Debt or the applicable Subordinated Indebtedness; or

(p) Related Party Pledge Agreement: if there occurs an “Event of Default” (as defined in the Related Party Pledge Agreement); or

(q) Related Party Notes: if there occurs an “Event of Default” (as defined in any Related Party Note).

Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Agents (i) may, in their discretion, or (ii) shall, upon the written request of the Required Lenders (and with the consent of the Agents in the case of clause (d) below), by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against the Borrowers or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c)(i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrowers to Cash Collateralize all or any portion of the LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to each Agent in its capacity as such, ratably among them in proportion to the aggregate of all such amounts;

(ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(v) fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(vi) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to any Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE AGENTS

Section 9.01 Appointment.

(a) Each Lender hereby irrevocably designates and appoints KeyBank National Association to act as Administrative Agent as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Each Lender hereby irrevocably designates and appoints General Electric Capital Corporation to act as Co-Administrative Agent as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes General Electric Capital Corporation as the Co-Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Co-Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Co-Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, each Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Except for Sections 9.11 and 9.13, the provisions of this Article IX are solely for the benefit of the each of the Agents and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders or Secured Hedge Providers as may be required to give such consent under Section 11.12) have otherwise consented, or (ii) release any Subsidiary Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders or Secured Hedge Providers as may be required to give such consent under Section 11.12) have otherwise consented.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 9.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by each Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the appointing Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Each Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Each Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to such Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers or any of their respective Subsidiaries), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Dissemination of Information. Each Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. The Administrative Agent shall promptly distribute to the Co-Administrative Agent and the Lenders any and all financial statements or notices received by the Administrative Agent under the Loan Documents from or on behalf of the Credit Parties.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither any Agent nor any of its Related Parties has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each of the Agents that it has, independently and without reliance upon any Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Each Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of such Agent or any of its Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (but only in its capacity as an Agent), ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrowers; provided, however, that no Lender shall be liable to any Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from such Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent or any such Related Parties for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 9.10 Each Agent in Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as an Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents. Any Lender identified herein as a Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent” or “Co-Administrative Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Collateral Matters. The Administrative Agent may from time to time make such disbursements and advances (“Agent Advances”) that the Administrative Agent, in its sole discretion and with the prior notice to the Co-Administrative Agent, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrowers or the other Credit Parties pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 11.01; provided that the aggregate outstanding principal balance of the Agent Advances shall not exceed $1,000,000 at any one time. The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. The Administrative Agent shall notify the Co-Administrative Agent, each Lender and the Borrowers in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.09, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

Section 9.14 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.15 Proof of Claim. The Lenders and the Borrowers hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers or any of the Subsidiary Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or any of the Subsidiary Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.16 Credit Bidding. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to

Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

ARTICLE X.

GUARANTY

Section 10.01 Guaranty by the Borrowers. Each Borrower hereby, jointly and severally, irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than such Borrower) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by another Borrower or any Subsidiary of such Borrower under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from any Borrower or any other Subsidiary or Affiliate of any Borrower, or any other action, occurrence or circumstance whatsoever. Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrowers shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02 Additional Undertaking. As a separate, additional and continuing obligation, each Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrowers under Section 10.01 for any reason whatsoever (including by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrowers as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03 Guaranty Unconditional. The obligations of the Borrowers under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise (except to the extent of any such settlement, compromise, waiver or release);

(b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation (except to the extent of such modification, amendment or supplement);

(c) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(e) the existence of any claim, set-off or other rights (other than the defense of payment) that such Borrower may have at any time against any other Credit Party, any Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g) any other act or omission of any kind by any other Credit Party, any Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article X, constitute a legal or equitable discharge of such Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

Section 10.04 Borrower Obligations to Remain in Effect; Restoration. Each Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrowers, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, such Borrower’s obligations under this Article X with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05 Waiver of Acceptance, etc. Each Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06 Subrogation. Until the payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by such Borrower under this Article forthwith on demand by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses etc. Each Credit Party agrees to pay (or reimburse each of the Agents, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and documented (in summary form) costs and expenses of each of the Agents in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable and documented (in summary form) costs and expenses of each of the Agents in connection with any amendment, waiver or consent relating to any of the Loan Documents; provided, that the Credit Parties shall not be obligated to pay (or reimburse the Co-Administrative Agent) for more than $5,000 of cost and expenses incurred by the Co-Administrative Agent in connection with each such amendment, waiver or consent; (iii) all documented (in summary form) costs and expenses of each of the Agents, the Lenders and their respective Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including the reasonable fees and disbursements of any individual counsel to each of the Agents and the Lenders (including allocated costs of internal counsel); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Agents and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to each of the Agents and the Co-Lead Arrangers and of counsel providing any opinions that the Agents or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (vi) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; and (vii) all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by each of the Agents and its counsel) in connection with the custody or preservation of any of the Collateral.

Section 11.02 Indemnification. Each Credit Party agrees to indemnify each Agent, each Lender, each LC Issuer, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document or any other Transaction Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Agents, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) the actual or alleged presence of Hazardous Materials in the air, soil, sediment, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Credit Parties or any of their respective Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Credit Parties or any of their respective Subsidiaries, if the Borrowers or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against any Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Borrowers after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization.

(a) Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Borrowers. The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrowers or any other Credit Party, to the Parent at 5555 N. Channel Avenue, Portland, Oregon 97217, Attention: Bruce A. Dummer, Facsimile No. (503) 247-1690;

(ii) if to the Administrative Agent, to it at the Notice Office, with a copy to Jones Day at 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Rachel L Rawson, Facsimile No. (216) 579-0212;

(iii) if to the Co-Administrative Agent, to:

General Electric Capital Corporation

201 Merritt Seven

Norwalk, CT 06851

Attn: Vigor Industrial Account Manager

With copies to:

GE Capital Financial Inc.

6510 Millrock Drive, Suite 200

Salt Lake City, UT 84121

Attn: Chief Financial Officer

General Electric Capital Corporation

4225 Executive Square, Suite 800

La Jolla, CA 92037

Attn: Nick DeCorso

McGuireWoods LLP

1170 Peachtree Street, Suite 2100

Atlanta, GA 30309

Attn: Hilary P. Jordan

(iv) if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to any Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrowers may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

(e) Posting of Approved Electronic Communications.

(i) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(ii) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(iii) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(v) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Agents and the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person, provided, that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Borrowers, the Agents, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender, except that a participant shall (i) only deliver the forms described in Section 3.03(b) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Section 3.03(b) than the applicable Lender would have been entitled to receive absent the participation.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(D) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(b).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrowers) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The Lender Register shall be available for the inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrowers to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrowers acknowledge and agree, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.03, 11.01, 11.02 and 11.03, shall be considered a Lender. The Borrowers shall not be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.03, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.

Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and any Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that any Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) EACH AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH AGENT, SUCH LENDER,

THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH AGENT, EACH LENDER AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers, the Agents, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however that the Borrowers and the Administrative Agent may enter into an amendment without the consent of any other Agent or the Required Lenders to effect the provisions of Section 2.18(b) upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement; provided, further however, that

(i) no change, waiver or other modification shall:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender or increase the Total Credit Facility Amount (other than pursuant to Section 2.18) without the consent of all the Lenders;

(B) extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A) release a Borrower from any of its obligations hereunder;

(B) release a Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C) release all or any substantial portion of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders or Super Majority Lenders;

(F) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement; or

(G) amend, modify or waive any provision of Section 2.07(b), Section 2.14(b) or Section 2.14(e).

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c) No amendment, waiver or consent shall affect the rights or duties of any Agent under this Agreement or any other Loan Document (or otherwise modify any provision in Article IX) without the consent of such Agent, no amendment, waiver or consent shall affect the rights or duties of any the Swing Line Lender under this Agreement or any other Loan Document (or otherwise modify any provision in Section 2.04) without the consent of the Swing Line Lender, and no amendment, waiver or consent shall affect the rights or duties of any LC Issuer under this Agreement or any other Loan Document (or otherwise modify any provision in Section 2.05) without the consent of such LC Issuer.

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.11 that requires the consent of a greater percentage of the Lenders than the Required Lenders or the

Super Majority Lenders, the consent of the Required Lenders or the Super Majority Lenders, as applicable, shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) or if a Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.04(c)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), Section 3.03 or Section 3.04), and (C) in the case of a Non-Consenting Lender, such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent. Each Lender agrees that, if it becomes a Non-Consenting Lender or a Defaulting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender or Defaulting Lender, as applicable. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(g) Notwithstanding anything herein to the contrary, unless also consented to in writing by such Secured Hedge Provider or, in the case of a Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, no such amendment, waiver or consent with respect to this Credit Agreement or any other Loan Document shall (i) alter the ratable treatment of Hedging Obligations such that such Hedging Obligations become junior in right of payment to principal on the Loans or (ii) result in Hedging Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to such Secured Hedge Provider.

Section 11.13 Survival of Indemnities. All indemnities set forth herein including in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrowers shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Agents, each LC Issuer and each of the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (7) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(b)(v), Section 11.06(c)(v) or Section 11.06(f); provided, that no such agreement shall be required from a Federal Reserve Bank or a central bank, (8) with the consent of the Borrowers, or (9) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the any Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrowers hereby agree that the failure of any Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrowers, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, any Agent, any LC Issuer or any other Person against any Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, each Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by any Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of such Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation (other than the duty of confidentiality set forth in Section 11.15) of any type or nature whatsoever to the Borrowers, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrowers agree, on behalf of themselves and their respective Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters (excluding for clarity’s sake the confidentiality obligations of such persons), all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Borrowers, etc. The relationship among the Borrowers and their respective Subsidiaries, on the one hand, and each Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agents, the LC Issuers and the Lenders have no fiduciary or other special relationship with the Parent and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by any Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.23 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

Section 11.25 Advertising and Publicity. No party hereto shall issue or disseminate to the public (by advertisement, including any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the other parties. Nothing in the foregoing shall be construed to prohibit (x) any of the Agents or the Co-Lead Arrangers from submitting information about the credit facilities provided for in this Agreement and the other Loan Documents for inclusion in league tables and (y) any party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, in the case of clause (y), (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, the Borrowers shall promptly notify the Agents of the requirement to make such submission or filing and provide the Agents with a copy thereof.

Section 11.26 Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been paid in full (other than obligations in respect of contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Agents and the Lenders, in form and substance satisfactory to the Agents, the Administrative Agent will, at the Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

Section 11.27 Payments Set Aside. To the extent that any Secured Creditor receives a payment from or on behalf of any Borrower or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

VIGOR INDUSTRIAL LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

NAUTICAL MILES, INC., as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

SHIPYARD COMMERCE CENTER LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

MILES MARINE, INC., as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

US BARGE LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

VIGOR MARINE LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

WASHINGTON MARINE REPAIR LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

VIGOR MACHINE LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

SPECIALTY FINISHES, LLC, as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

CASCADE GENERAL, INC., as a Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender, and as the Administrative Agent

By:	/s/ Thomas A. Crandell
Name:	Thomas A. Crandell
Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as the Co-Administrative Agent

By:	/s/ Justin Grimm
Name:	Justin Grimm
Title:	Duly Authorized Signatory

GE CAPITAL FINANCIAL INC., as a Lender

By:	/s/ Woodrow Broaders
Name:	Woodrow Broaders
Title:	Duly Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Dawn Mace Moore
Name:	Dawn Mace Moore
Title:	Vice President

ING CAPITAL LLC, as a Lender

By:	/s/ William C. Beddingfield
Name:	William C. Beddingfield
Title:	Managing Director

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date	Term Commitment
KeyBank National Association	$6,465,520.00	25.86%	$31,034,480.00
General Electric Capital Corporation	$4,310,350.00	17.24%	$20,689,650.00
GE Capital Financial, Inc.	$2,155,170.00	8.62%	$10,344,830.00
Wells Fargo Bank, National Association	$6,465,520.00	25.86%	$31,034,480.00
ING Capital LLC	$5,603,440.00	22.41%	$26,896,560.00
Total:	$25,000,000	100.00%	$120,000,000